Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

ALLIANCE DATA SYSTEMS CORPORATION,

CONVERSANT, INC.

and

AMBER SUB LLC

Dated as of September 11, 2014

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 11, 2014, is by and between Conversant, Inc., a Delaware corporation (the “Company”), Alliance Data Systems Corporation, a Delaware corporation (“Parent”) and Amber Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”).

WITNESSETH:

WHEREAS, provided that the Reverse Merger Condition is not satisfied, the parties intend that the Company shall be merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has unanimously (i) determined that it is in the best interests of the Company stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the Company stockholders;

WHEREAS, the Board of Directors of Parent has unanimously (i) determined that it is in the best interests of Parent and its stockholders (as the case may be), and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Managers of Merger Sub have unanimously (i) determined that it is in the best interests of Merger Sub, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and adopted this Agreement;

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, certain Company stockholders have simultaneously herewith entered into Voting Agreements (each, a “Voting Agreement” and, collectively, the “Voting Agreements”) in connection with the Merger;

WHEREAS, provided that the Reverse Merger Condition is not satisfied, the parties intend that the Merger qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) for United States federal income tax purposes, and the parties intend, by executing this Agreement, to adopt a “plan of reorganization” within the meaning of Treasury Regulations, Section 1.368-2(g); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, the Company shall be merged with and into Merger Sub, whereupon the separate corporate existence of the Company shall cease, and Merger Sub shall continue its existence under Delaware law as the surviving company in the Merger (the “Surviving Company”) and a wholly owned subsidiary of Parent. The Merger shall have the effects specified in the Delaware General Corporation law, as amended (the “DGCL”) and the Delaware Limited Liability Company Act, as amended (the “DLLCA”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Akin Gump Strauss Hauer & Feld, 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201, at 10:00 a.m., local time, on the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. On the Closing Date, the Company and Merger Sub will cause a Certificate of Merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, as provided in the DGCL and the DLLCA, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL and DLLCA. The Merger shall become effective at such time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL and the DLLCA (the time the Merger becomes effective is hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the relevant provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, all as provided in the DGCL and DLLCA.

Section 1.5 Organizational Documents of the Surviving Company.

(a) At the Effective Time and subject to Section 5.9, the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Surviving Company shall be Conversant LLC.

(b) At the Effective Time and subject to Section 5.9, the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Surviving Company shall be Conversant LLC.

Section 1.6 Managers. Subject to applicable Law, the Managers of Merger Sub immediately prior to the Effective Time will be the Managers of the Surviving Company.

Section 1.7 Officers. Except as otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holder of any shares of Company Common Stock or membership interests of Merger Sub:

(i) Membership Interests of Merger Sub. Each membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time as membership interests of the Surviving Company.

(ii) Cancellation of Certain Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares, any unvested shares issued any under a Company Restricted Stock Award and any Dissenting Shares) shall be automatically converted into the right to receive the following consideration (together, the “Merger Consideration”):

(A) Each share of Company Common Stock shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Base Consideration”) of (x) 0.07037 of a share of validly issued, fully paid and non-assessable shares of Parent Common Stock, which exchange ratio equals $18.20 divided by the Parent Signing Trading Price, rounded to five decimal places (the “Fixed Exchange Ratio”) and (y) an amount in cash equal to $35.00 minus the product of the Parent Closing Trading Price multiplied by the Fixed Exchange Ratio (the “Per Share Cash Consideration”); provided, however; that the Per Share Cash Consideration shall not exceed $18.62 (the “Per Share Cash Cap”) and shall not be less than $14.98 (the “Per Share Cash Minimum”). In the event that the Per Share Cash Cap or the Per Share Cash Minimum is reached, then all references to the Per Share Cash Consideration shall mean the Per Share Cash Cap or the Per Share Cash Minimum, as the case may be. In lieu of the Base Consideration, each Company stockholder (other than with respect to Cancelled Shares, any unvested shares issued under a Company Restricted Stock Award and any Dissenting Shares) shall have the right to elect, with respect to each share of Company Common Stock owned by such stockholder, to receive (1) cash equal to the Per Share Cash Election Consideration (a “Cash Election”) or (2) a number of shares of Parent Common Stock equal to the Per Share Stock Election Consideration (a “Stock Election”), subject to pro ration as set forth in Section 2.1(a)(iii)(C), and otherwise on the terms and conditions set forth in this Agreement.

(B) Each share of Company Common Stock held by a Company stockholder that has effectively made and not revoked a Cash Election pursuant to Section 2.4 with respect to such share shall be converted into the right to receive an amount in cash, without interest, equal to $35.00, except in the case in which the Per Share Cash Cap or the Per Share Cash Minimum has been reached, in which case such share shall be converted into the right to receive an amount in cash, without interest, equal to (i) the Fixed Exchange Ratio multiplied by the Parent Closing Trading Price plus (ii) the Per Share Cash Consideration (such amount, the “Per Share Cash Election Consideration”), subject to pro ration, as set forth in Section 2.1(a)(iii)(C) and otherwise on the terms and conditions set forth in this Agreement. Each share of Company Common Stock held by a Company stockholder that has effectively made and not revoked a Stock Election pursuant to Section 2.4 with respect to such share shall be converted into the right to receive such number of shares of validly issued, fully paid and non-assessable shares of Parent Common Stock which equal (a) the Fixed Exchange Ratio plus (b) the Per Share Cash Consideration divided by the Parent Closing Trading Price (such amount, the “Per Share Stock Election Consideration”), subject to pro ration as set forth in Section 2.1(a)(iii)(C) and otherwise on the terms and conditions set forth in this Agreement.

(C) The Base Consideration otherwise payable on each share of Company Common Stock as to which either a Cash Election or a Stock Election has been made shall be pooled and reallocated among all such shares of Company Common Stock as to which an election has been made so that each such share gets, to the greatest extent possible, all cash or all Parent Common Stock, but with the consideration payable on each such share of Company Common Stock pro rated to the extent there is not enough cash or enough Parent Common Stock to pay pursuant to each such election (and with the difference between such pro rated amount being made up in the remaining Parent Common Stock or cash, as applicable). For the avoidance of doubt, regardless of the number of shares of Company Common Stock that are subject to either a Cash Election or a Stock Election, the aggregate amount of cash and Parent Common Stock payable by Parent in the Merger shall equal the aggregate amount of cash and Parent Common Stock that would have been payable if no election had been made with respect to any shares of Company Common Stock. Example pro ration calculations reflecting the parties’ intent are given in Exhibit 2.1 of this Agreement.

All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated shares of Company Common Stock represented in book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and the Fractional Share Cash Amount, plus any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e).

(b) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a “Dissenting Stockholder”) who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of the DGCL concerning the right of holders of shares of Company Common Stock to require appraisal of their shares (the “Appraisal Provisions”) of Company Common Stock (“Dissenting Shares”), to the extent the Appraisal Provisions are applicable, shall not be converted into the right to receive the Merger Consideration, but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, each of such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as though such shares of Company Common Stock had been converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(iii). The Company shall give Parent prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, without the prior written consent of Parent (which may be granted or withheld in Parent’s sole and absolute discretion), make any payment with respect to, or settle or offer to settle, any such demands.

(c) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into or exchanged for a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, however, that nothing in this Section 2.1(c) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, no certificates or scrip representing fractional shares of Parent Common Stock shall be delivered upon the conversion of Company Common Stock pursuant to Section 2.1(a)(iii), and such fractional share interests shall not entitle the owner thereof to any dividends, voting rights or to any other rights of a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash (without interest) in an amount determined by multiplying (i) the closing price of Parent Common Stock reported on the New York Stock Exchange on the trading day immediately preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to five decimal places) of Parent Common Stock to which such holder would otherwise be entitled (the “Fractional Share Cash Amount”).

(e) Reversal of the Surviving Company. Notwithstanding anything in this Agreement to the contrary (except the remaining provisions of this Section 2.1(e)), if the product of (A) the Aggregate Stock Consideration multiplied by (B) the Testing Price (such product, the “Aggregate Stock Consideration Value”) is less than 40% of the sum of the Aggregate Stock Consideration Value plus the amount of Non-Stock Consideration, then (i) Merger Sub shall assign its obligations to a newly formed Delaware corporation that is a wholly owned subsidiary of Parent (which newly formed subsidiary shall be Merger Sub for all purposes under this Agreement) and (ii) the Company rather than Merger Sub shall survive the Merger and be the Surviving Company (“Reverse Merger Condition”). In such case, all references to the Surviving Company shall refer to the Company, and specifically:

(i) the Certificate of Incorporation of the Company shall, without further action, be amended and restated to read the same as the Certificate of Incorporation of Merger Sub in effect at the Effective Time, and shall be the Certificate of Incorporation of the Surviving Company until thereafter amended in accordance with applicable law;

(ii) the Bylaws of the Company shall, without further action, be amended and restated to read the same as the Bylaws of Merger Sub in effect at the Effective Time, and shall be the Bylaws of the Surviving Company until thereafter amended in accordance with applicable law; and

(iii) the officers and directors of Merger Sub at the Effective Time shall become the officers and directors of the Surviving Company, to serve as such until the death, resignation, removal or replacement of such persons as provided by law and the Certificate of Incorporation and Bylaws of the Surviving Company.

Section 2.2 Exchange of Certificates.

(a) Appointment of Exchange Agent. Prior to the mailing of the Proxy Statement/Prospectus, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration and shall enter into an agreement (the “Exchange Agent Agreement”) relating to the Exchange Agent’s responsibilities under this Agreement, which Exchange Agent Agreement shall be subject to the reasonable approval of the Company.

(b) Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of the holders of Company Common Stock, (i) cash sufficient to pay the Aggregate Cash Consideration (together with the Fractional Share Cash Amount) and (ii) evidence of Parent Common Stock in book-entry form (and/or certificates representing such Parent Common Stock, at Parent’s election) representing the number of shares of Parent Common Stock sufficient to deliver the Aggregate Stock Consideration (such cash and evidence of Parent Common Stock, together with any dividends or distributions with respect thereto, the “Exchange Fund”). Subject to the terms and conditions in this Agreement and pursuant to irrevocable instructions, the Exchange Agent shall promptly deliver the Merger Consideration to be issued pursuant to this Article II out of the Exchange Fund and the Exchange Fund shall not be used for any purpose, except as provided in this Agreement. Parent shall pay all charges and expenses, including those of the Exchange Agent, incurred by it in connection with the exchange of Company Common Stock for the Merger Consideration and other amounts contemplated by this Article II. Parent further agrees to provide to the Exchange Agent, from time to time as needed, immediately available funds sufficient to pay any dividends and other distributions, without interest, pursuant to Section 2.2(e).

(c) Exchange Procedures. As soon as reasonably practicable (and no later than the third Business Day) after the Effective Time and subject to Section 2.4, Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 2.1(a)(iii) into the right to receive the Merger Consideration (other than those holders of Certificates who have properly completed and submitted, and have not revoked, Forms of Election pursuant to Section 2.4) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title as to any Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and such letter of transmittal shall be in such customary form and have such other provisions as Parent, the Company and the Exchange Agent shall reasonably agree upon prior to the Effective Time) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration, the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e). Notwithstanding anything to the contrary contained in this Agreement, Parent and the Company shall modify the procedures set forth in this Agreement with respect to the letters of transmittal and the Forms of Election, to the extent necessary to comply with DTC procedures.

(d) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Exchange Agent together with the Letter of Transmittal (or Form of Election), duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e). In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon, or shares of Parent Common Stock to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate or Book-Entry Share. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e).

(e) Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date at or after the Effective Time with respect to Parent Common Stock, shall be paid to the holder of any unsurrendered share of Company Common Stock to be converted into Merger Consideration that includes shares of Parent Common Stock pursuant to Section 2.1(a)(iii) unless and until such holder shall surrender such share in accordance with this Section 2.2. After the surrender in accordance with this Section 2.2 of a share of Company Common Stock to be converted into Parent Common Stock pursuant to Section 2.1(a)(iii), the holder thereof shall be entitled to receive (in addition to the Merger Consideration and the Fractional Share Cash Amount payable to such holder pursuant to this Article II) (i) the amount of dividends or other distributions, without any interest thereon, with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and

(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the date of surrender of such holder’s shares of Company Common Stock and a payment date occurring after the date of surrender, payable with respect to such whole shares of Parent Common Stock.

(f) No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock delivered and cash paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, subject to applicable Law in the case of Dissenting Shares, all holders of Certificates and Book-Entry Shares shall cease to have any rights as Company stockholders other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(d) (together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e)), without interest. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Company, Parent or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent provided that any investment of such cash shall in all events be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A 1 or P 1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; provided, further, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock who were holders at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund. Any interest or other income resulting from such investments shall be for the benefit of and paid to Parent.

(h) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for nine months after the Effective Time shall be delivered to Parent and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Company (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration and any dividends and distributions which such holder has the right to receive pursuant to this Article II without any interest thereon.

(i) No Liability. None of Parent, the Company, Merger Sub or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or other amounts to be paid in accordance with this Article II that remains undistributed to the holders of Certificates and Book-Entry Shares, as of immediately prior to the date on which the Merger Consideration or such other amounts would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto.

(j) Withholding Rights. Each of the Surviving Company, Parent and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, such amounts as are required to be deducted or withheld with respect to the making of such payment under applicable Tax Law. Any amounts so deducted, withheld and paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.

(k) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as either Parent or the Exchange Agent may determine (without duplication) is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(h), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions, without interest, deliverable in respect thereof pursuant to this Agreement.

Section 2.3 Company Stock Options and Company Restricted Stock Awards.

(a) A list showing, as of September 8, 2014, each of the outstanding options to acquire shares of Company Common Stock under the Company Stock Plans or any other outstanding agreement (the “Company Options”) and outstanding restricted stock awards in respect of shares of Company Common Stock under the Company Stock Plans or any other outstanding agreement (the “Company Restricted Stock Awards”) is set forth on Section 3.2(b) of the Company Disclosure Schedule.

(b) Each Company Option that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be converted into an option to purchase, on the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time (each, an “Adjusted Option”), the number of shares of

Parent Common Stock, rounded down to the nearest whole share, determined by multiplying the number of shares of Company Common Stock subject to the Company Option by the Per Share Stock Election Consideration, at an exercise price per share of Parent Common Stock, rounded up to the nearest whole cent, equal to the per-share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to the Company Option immediately prior to the Effective Time divided by the Per Share Stock Election Consideration; provided, further, that for each Company Option that immediately prior to the Effective Time is intended to qualify as an “incentive stock option” as defined under Section 422 of the Code the option exercise price and the number of shares of Parent Common Stock purchasable under each Adjusted Option shall be determined in order to comply with Section 424(a) of the Code and Treasury Regulations Section 1.424-1, and for all other Company Options the option exercise price and the number of shares of Parent Common Stock purchasable under each Adjusted Option shall be determined in order to comply with Treasury Regulations Section 1.409A-1(b)(5)(v)(D).

(c) Each Company Restricted Stock Award (subject to the provisions of any separate agreement between the Chief Executive Officer of the Company and Parent) that is outstanding and unvested immediately prior to the Effective Time (after giving effect to any vesting acceleration that occurs or would occur as a result of the consummation of the transactions contemplated by this Agreement) shall, as of the Effective Time, be converted into a restricted stock award (an “Adjusted Restricted Stock Award”), on the same terms and conditions as were applicable to the Company Restricted Stock Award immediately prior to the Effective Time, in respect of the number of shares of Parent Common Stock, rounded down to the nearest whole share, determined by multiplying the number of shares of Company Common Stock subject to the Company Restricted Stock Award by the Per Share Stock Election Consideration.

(d) Prior to the Effective Time, the Company Board of Directors or the appropriate committee thereof shall adopt resolutions providing for the treatment of the Company Options and Company Restricted Stock Awards (collectively, the “Company Stock Awards”) as contemplated by this Section 2.3, and to terminate each of the Company Stock Plans effective immediately prior to the Effective Time. The Adjusted Options and Adjusted Restricted Stock Awards will be issued under the Parent Stock Plans, provided that the Adjusted Options and Adjusted Restricted Stock Awards shall be subject to all of the same terms and conditions as were applicable to the related Company Options or Company Restricted Stock Awards, as applicable, immediately prior to the Effective Time (taking into account the adjustments set forth in Section 2.3(b) and Section 2.3(c)). The Board of Directors of Parent or the appropriate committee thereof shall adopt resolutions providing for the grant of the Adjusted Options or Adjusted Restricted Stock Awards as contemplated by this Section 2.3 and any shares of Parent Common Stock granted in settlement of such awards shall reduce the available share pool under the applicable Parent Stock Plan. To the extent that Parent’s registration statement(s) on Form S-8 with respect to the applicable Parent Stock Plan(s) do not have sufficient registered shares of Parent Common Stock to cover the Adjusted Options and Adjusted Restricted Stock Awards, Parent shall file one or more appropriate registration statements (on Form S-3 or Form S-8 or any successor or other appropriate forms) with respect to the Parent Common Stock underlying the Adjusted Options and Adjusted Restricted Stock Awards.

(e) As soon as practicable following the date of this Agreement, the Company shall take such action as may be necessary, including adopting any necessary resolutions or amendments with respect to the ValueClick, Inc. 2007 Employee Stock Purchase Plan, as amended and restated (the “Company ESPP”) that no new contributions shall be accepted by, or made to, the Company ESPP, and any cash remaining in participants’ accounts after the date such action is taken will be distributed to participants, and the Company ESPP will be terminated effective immediately prior to the Closing Date.

Section 2.4 Company Election Procedures.

(a) Each Company stockholder shall be entitled to make a Cash Election or Stock Election with respect to each share of Company Common Stock held by such stockholder (other than Cancelled Shares, any unvested shares issued any under a Company Restricted Stock Award and any Dissenting Shares). For the avoidance of doubt, any Company stockholder that does not make a Cash Election or Stock Election will receive the Base Consideration.

(b) Parent shall prepare and file as an exhibit to the Form S-4 a form of election (the “Form of Election”) in form and substance reasonably acceptable to the Company. The Form of Election shall specify that delivery shall be made, and risk of loss and title to any Certificates shall pass only upon proper delivery of the Form of Election and any Certificates. Parent shall direct the Exchange Agent to mail the Form of Election with the Proxy Statement/Prospectus to all persons who are record holders of shares of Company Common Stock as of the record date for the Company Stockholders’ Meeting. The Form of Election shall be used by each record holder of shares of Company Common Stock (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) having the right to make an election under Section 2.4(a) to specify the number of shares of Company Common Stock, if any, held by such stockholder with respect to which such stockholder desires to make a Cash Election and the number of such shares, if any, with respect to which such stockholder desires to make a Stock Election. Parent shall use its commercially reasonable efforts to make the Form of Election available to all persons who become record holders of shares of Company Common Stock during the period between the record date for the Company Stockholders’ Meeting and the Election Deadline who have the right to make an election pursuant to Section 2.4(a).

(c) Any holder’s election shall have been properly made only if the Exchange Agent shall have received the election at its designated office by 5:00 p.m., New York City time, on the date that is one Business Day immediately preceding the Company Stockholders’ Meeting (or such other date as may be mutually agreed by Parent and the Company) (the “Election Deadline”), a Form of Election properly completed and signed and accompanied by (i) Certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery) or (ii) in the case of Company Book-Entry Shares, any additional documents required by the procedures set forth in the Form of Election. After a Cash Election or a Stock Election is

validly made with respect to any shares of Company Common Stock, no Company stockholder may trade, sell or otherwise transfer such shares and no further registration of transfers of such shares shall be made on the stock transfer books of the Company, unless and until such Cash Election or Stock Election is properly revoked.

(d) Parent and the Company shall use their respective commercially reasonable efforts to publicly announce the anticipated Election Deadline at least five Business Days prior to the anticipated Election Deadline. If the Company Stockholder Meeting is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall use their respective commercially reasonable efforts to promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(e) Any Cash Election or Stock Election may be revoked with respect to all of the shares of Company Common Stock subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to the Election Deadline. In addition, all Cash Elections and Stock Elections shall automatically be revoked if this Agreement is terminated in accordance with Article VII. If a Cash Election or Stock Election is revoked and the Closing occurs, the shares as to which such election previously applied shall automatically receive the Base Consideration in accordance with Section 2.1(a)(iii) unless a contrary election is properly made and submitted by the holder prior to the Election Deadline. If a Cash Election or Stock Election is revoked, Certificates will be returned to holders, and the accounts of holders of Book-Entry Shares will be credited at the Depository Trust Company or equivalent, except to the extent a subsequent election is made with respect to any or all of such Certificates or Book-Entry Shares.

(f) The good faith determination of the Exchange Agent (or the joint determination of Parent and the Company, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections and Stock Elections shall have been properly made or revoked pursuant to this Section 2.4 and as to when Cash Elections, Stock Elections and revocations were received by the Exchange Agent. The Exchange Agent shall have reasonable discretion to disregard immaterial defects in the Forms of Election. Parent and the Company shall jointly make all computations contemplated by Section 2.1(a)(iii), and absent manifest error this computation shall be conclusive and binding. Parent and the Company shall jointly make, in good faith, any rules as are consistent with this Section 2.4 for the implementation of the Cash Elections and Stock Elections provided for in this Agreement as shall be necessary or desirable to effect these Cash Elections and Stock Elections.

Section 2.5 Further Assurances. If at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Company and their respective officers and directors (or managers, as applicable) shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) the Company SEC Documents publicly filed under Sections 13(a), 14(a) or 15(d) of the Exchange Act since January 1, 2014 and prior to the date hereof (excluding any disclosures set forth in any such Company SEC Document in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), where the relevance of the information to a particular representation is readily apparent on the face of such disclosure or (ii) the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (provided that disclosure in any section of such Company Disclosure Schedule shall apply only to the corresponding section of this Agreement except to the extent that it is readily apparent on the face of such disclosure that such disclosure applies to another representation), the Company represents and warrants to Parent as follows:

Section 3.1 Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization (with respect to jurisdictions that recognize such concept) and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction (with respect to jurisdictions that recognize such concept) in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company has made available to Parent prior to the date of this Agreement true and complete copies of the Company’s certificate of incorporation and bylaws (collectively, the “Company Organizational Documents”), and the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each material Subsidiary of the Company (collectively, the “Company Subsidiary Organizational Documents”), in each case, as amended through the date hereof. The Company Organizational Documents and the Company Subsidiary Organizational Documents are in full force and effect and neither the Company nor its Subsidiaries is in violation of any of their respective provisions in any material respect. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all Subsidiaries of the Company. Other than the Company’s Subsidiaries, as of the date hereof, there is no person whose financial position, results of operations or cash flows are consolidated in the financial statements of the Company.

Section 3.2 Capital Stock and Indebtedness.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of common stock, par value $0.001 per share (the “Company Common Stock”), and 20,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of June 30, 2014, (i) 64,501,034 shares of Company Common Stock were issued and outstanding (not including shares held in treasury), (ii) 2,556,050 shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued or outstanding, (iv) 9,676,464 shares of Company Common Stock were reserved for issuance under the Company Stock Plans, of which amount (A) 9,258,972 shares of Company Common Stock were reserved for issuance under the Conversant, Inc. 2002 Stock Incentive Plan, of which amount (1) 549,895 shares were issuable upon the exercise of outstanding Company Options and (2) 2,774,930 shares of Company Common Stock are subject to outstanding Company Restricted Stock Awards, (B) 351,676 shares of Company Common Stock were reserved for issuance under the Dotomi, Inc. 2003 Stock Option and Incentive Plan, of which amount 351,676 shares were issuable upon the exercise of outstanding Company Options, (C) 20,403 shares of Company Common Stock were reserved for issuance under the Greystripe, Inc. 2005 Stock Plan, of which amount 20,403 shares were issuable upon the exercise of outstanding Company Options, (D) 44,413 shares of Company Common Stock were reserved for issuance under the SET Media, Inc. 2007 Stock Incentive Plan, of which amount 44,413 shares were issuable upon the exercise of outstanding Company Options, and (E) 1,000 shares of Company Common Stock were reserved for issuance under the Fastclick, Inc. 2005 Equity Incentive Plan, of which amount 1,000 were issuable upon the exercise of outstanding Company Options (v) 1,790,904 shares of Company Common Stock were reserved for issuance under the Company ESPP, of which amount 127,707 shares were acquired after the purchase period closed on August 31, 2014, and (vi) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock are, and shares of Company Common Stock reserved for issuance with respect to Company Stock Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except (i) as set forth in this Section 3.2(a) and Section 3.2(b) or (ii) as expressly permitted by Section 5.1(b)(E) (related to capital stock), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements, contracts or commitments to which the Company or any of its Subsidiaries is a party (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement relating to the capital stock or other equity interest of the Company or any Subsidiary of the Company, (3) redeem or otherwise acquire any such shares of capital stock or other equity interests of the Company or its Subsidiaries, (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not a wholly-owned Subsidiary of the Company or (5) make any payment to any person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock, or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. No Subsidiary of the Company owns any shares of capital stock of the Company. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Company stockholders on any matter. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete list of all Company Stock Awards outstanding as of September 8, 2014, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Stock Award, (iii) the grant date of each such Company Stock Award, (iv) the vesting schedule of each such Company Stock Award, (v) the exercise price for each such Company Stock Award, to the extent applicable, (vi) the expiration date of each such Company Stock Award, to the extent applicable, (vii) whether such Company Stock Award is intended to qualify as an “incentive stock option” under Section 422 of the Code and (viii) the Company Stock Plan under which the Company Stock Award was granted. With respect to each grant of Company Stock Awards, each such grant was in all material respects made in accordance with the terms of the Company Stock Plan, the Exchange Act and all other applicable Laws, including the rules of Nasdaq.

(c) The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, free and clear of any preemptive rights and any Liens other than Permitted Liens or restrictions on transfer imposed by applicable Law, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in the Company’s Subsidiaries and investments in cash and cash equivalents, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person). Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest or security or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person other than a direct or indirect wholly owned Subsidiary of the Company.

(d) As of the date hereof, the Company and its Subsidiaries have no outstanding Indebtedness in excess of $5,000,000, in the aggregate, other than as set forth in Section 3.2(d) of the Company Disclosure Schedule.

Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company

Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Company Board of Directors and, except for the Company Stockholder Approval, no other corporate proceedings on the part of the Company or vote of the Company stockholders are necessary to authorize the consummation of the transactions contemplated hereby, including the Merger. The Company Board of Directors has unanimously, subject to Section 5.3, (i) resolved to recommend that the Company stockholders adopt this Agreement (the “Company Recommendation”), (ii) determined that this Agreement and the Merger are fair to and in the best interests of the Company stockholders, (iii) approved this Agreement and the Merger and (iv) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company stockholders. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws affecting creditor’s rights generally and the availability of equitable relief and any implied covenant of good faith and fair dealing (the “Enforceability Exceptions”).

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Form S-4 and the Proxy Statement/Prospectus with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Form S-4, (iii) the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (iv) the U.S. Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”), (v) applicable state securities, takeover and “blue sky” laws, (vi) the rules and regulations of Nasdaq Global Select Market, (vii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and any applicable international antitrust requirements and (viii) the approvals set forth in Section 3.3(b) of the Company Disclosure Schedule (subclauses (i) through (viii), the “Company Approvals”), no authorization, waiver, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, other than such authorizations, waivers, consents, orders, licenses, permits, approvals, registrations, declarations, notices and filings the failure of which to obtain or make, as applicable, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

(c) The execution and delivery by the Company of this Agreement does not, and (assuming the Company Stockholder Approval and the Company Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) except as set forth in this Agreement, result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, concession, franchise, or right binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, except for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or Company Subsidiary Organizational Documents or (iii) conflict with or violate any applicable Laws except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

Section 3.4 Reports and Financial Statements.

(a) The Company and each of its Subsidiaries (including each predecessor of any such Subsidiary prior to it becoming a Subsidiary) has timely filed or furnished all registrations, statements, schedules, forms, documents, reports and other documents required to be filed or furnished prior to the date hereof by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2011 (all such documents and reports filed or furnished by the Company or any of its Subsidiaries, the “Company SEC Documents”) and has timely paid all fees due in connection therewith. As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) as of the time of filing with the SEC, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. There are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents. None of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (the “Company Financial Statements”) (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments and other adjustments described therein, including the notes thereto), (ii) were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. PricewaterhouseCoopers LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof. To the knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without additional qualification, when next due.

Section 3.6 No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that are required to be recorded or reflected on a balance sheet under GAAP, except for (i) Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 (including any notes thereto), (ii) Liabilities incurred in the ordinary course of business consistent in type and magnitude with past practice since June 30, 2014, (iii) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (iv) Liabilities arising or resulting from an existing Contract, or a Contract entered into in compliance with this Agreement, except to the extent that such Liabilities arose or resulted from a breach or violation or a default of such Contract and would reasonably be expected to have a Material Adverse Effect, and (v) Liabilities required to be incurred in connection with the transactions contemplated by this Agreement.

Section 3.7 Compliance with Law; Permits.

(a) The Company and its Subsidiaries are, and since January 1, 2011 have been, in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees or agency requirements of Governmental Entities (collectively, “Laws” and each, a “Law”), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Since June 30, 2013, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Entity regarding any actual or possible failure on the part of the Company or any of its Subsidiaries to comply with any material Law in a material respect.

(b) The Company and its Subsidiaries hold all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary, in each case, for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”) and have paid all fees and assessments due and payable in connection therewith, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Company Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof, except where the failure to be valid or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with the terms and requirements of all such Company Permits and to the Company’s knowledge no suspension or cancellation of any such Company Permit is threatened, in each case except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) Neither the Company nor its Subsidiaries, nor, any of their directors, officers, or to the Company’s knowledge their employees, agents, or any other person acting for or on behalf of the Company or its Subsidiaries has, directly or indirectly, (i) violated the Foreign

Corrupt Practices Act of 1977, as amended, or violated any similar Law; or (ii) made any unlawful bribe, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries, nor, any of their directors, officers, or, to the Company’s knowledge their employees, agents, or any other person acting for or on behalf of the Company or its Subsidiaries is the subject of any current, pending or threatened investigation, inquiry or enforcement proceedings for violations of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law in any country in which the Company or its Subsidiaries does business.

(d) Since January 1, 2011, (i) none of the Company or any Subsidiary of the Company nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary of the Company, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or any material complaint, allegation, assertion or claim from employees of the Company or any Subsidiary of the Company regarding questionable accounting or auditing matters with respect to the Company or any Subsidiary of the Company, and (ii) to the knowledge of the Company, no attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported evidence of any material violation of state or federal banking or securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2011, by the Company, any Subsidiary of the Company or any of their respective officers, directors, employees or agents to the Company Board of Directors or any committee thereof, or to the General Counsel or Chief Executive Officer of the Company.

Section 3.8 Environmental Laws and Regulations. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company: (i) there are no actions, suits, proceedings (whether administrative or judicial) or, to the knowledge of the Company, investigations pending or threatened against the Company or any of its Subsidiaries, alleging non-compliance with or other Liability under any Environmental Law, (ii) the Company and its Subsidiaries are and have since January 1, 2011 been, in compliance with all applicable Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Company Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), (iii) to the knowledge of the Company, there have been no Releases at any Company Leased Real Property of Hazardous Materials by the Company or any of its Subsidiaries, or as a result of any operations or activities of the Company or any of its Subsidiaries, that would reasonably be expected to give rise to any Liability to the Company or its Subsidiaries and (iv) to the Company’s knowledge, no Hazardous Materials are present at, on, in or under any property currently or formerly owned or leased by the Company or its Subsidiaries that would reasonably be expected to result in Liabilities under applicable Environmental Laws. None of the Company and its Subsidiaries is subject to any Order or any indemnity obligation or other Contract with any person that would reasonably be expected to result in material Liabilities to the Company or its Subsidiaries under applicable Environmental

Laws or concerning Hazardous Materials or Releases. Section 3.8 of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all written notices or, to the Company’s knowledge, other communications received since January 1, 2011 by the Company or any of its Subsidiaries from any Governmental Entity regarding any actual or possible material violation of any Environmental Law (except for such notices or communications the subject matter of which has been resolved prior to the date of this Agreement). The Company has made available to Parent copies of all environmental reports, studies and assessments prepared since January 1, 2011 that are in the possession, custody or control of the Company or any of its Subsidiaries pertaining to Releases, or compliance or non-compliance with Environmental Laws that contain information that would reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries taken as a whole. It is agreed and understood that the only representations and warranties made in this Agreement by the Company with respect to Environmental Laws and environmental matters are those set forth in this Section 3.8.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of each material Company Benefit Plan. Correct and complete copies of the following documents with respect to each material Company Benefit Plan have been made available to Parent by the Company to the extent applicable: (i) any plan documents and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto; (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions; and (vi) written summaries of the material terms of all non-written material Company Benefit Plans. “Company Benefit Plan” means each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, program, policy, practice or arrangement, including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, retention, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement entered into, maintained, sponsored or contributed to by the Company or any Subsidiary or to which the Company or any Subsidiary has any obligation to contribute or would otherwise reasonably be expected to have any Liability, or otherwise providing benefits to any current, former or future employee, officer or director of the Company or any Subsidiary or to any beneficiary or dependent thereof. Each Company Benefit Plan that is maintained outside the jurisdiction of the United States (a “Non-US Benefit Plan”) is indicated as such on Section 3.9(a) of the Company Disclosure Schedule.

(b) Each Company Benefit Plan has been maintained, in all material respects, in accordance with its terms and with all applicable provisions of ERISA, the Code and other applicable laws, except for non-compliance which has not had or could not reasonably be expected to have a Company Material Adverse Effect.

(c) None of the Company or its Subsidiaries nor any trade or business, whether or not incorporated, that, together with the Company or any of its Subsidiaries would be treated as a “single employer” under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA (an “ERISA Affiliate”) (i) maintains, contributes to or is obligated to contribute to, or has maintained, established, contributed to or had an obligation to contribute to, (x) any Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, (y) a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or (z) a “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code; or (ii) has incurred or reasonably expects to incur any material Liability pursuant to Title IV of ERISA or any other joint and several liability provisions of the Code.

(d) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each a “Qualified Plan”) has received a favorable determination letter from the IRS for the most recent cycle applicable to such Qualified Plan and such determination letter has not been revoked (nor has revocation been threatened), and there are no existing circumstances and no events have occurred that would reasonably be expected to result in revocation thereof, or the imposition of any Liability, penalty or Tax under ERISA or the Code, except for non-compliance which has not had or could not reasonably be expected to have a Company Material Adverse Effect.

(e) There are no pending or, to the knowledge of the Company, threatened actions, claims or lawsuits with respect to any Company Benefit Plan (other than routine benefit claims), except for such actions, claims or lawsuits which, if adversely determined, would not reasonably be expected to have a Company Material Adverse Effect. No Company Benefit Plan provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except (i) as required by Section 4980B of the Code or other applicable law or (ii) for coverage through the end of the month in which a termination of employment occurs.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder, either by themselves or in connection with any other event, will entitle any employee, officer or director of the Company or any Subsidiary to (i) accelerate the time of any payment, vesting of any payment or funding of compensation or benefits; (ii) any increase in the amount payable under any Company Benefit Plan or any employment, severance, bonus or similar agreement; or (iii) any payment of any amount that could individually or in combination with any other such payment constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code;

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been at all times in documentary and operational compliance with Section 409A of the Code. None of the Company or its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code.

(h) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, each Non-US Benefit Plan has (i) been registered with an appropriate governmental authority to the extent required and (ii) if intended to qualify for special tax treatment, meets all requirements of such treatment, and, in each case, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect such registration or qualification.

(i) None of the Company nor any of its Subsidiaries is a party to any Contract with any consultant or independent contractor, other than such Contracts which (i) do not require payments in excess of $200,000 in any 12-month period and (ii) are terminable upon 90 days’ notice or less without penalty.

Section 3.10 Absence of Certain Changes or Events.

(a) Since June 30, 2014 and through the date of this Agreement, except as otherwise permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business, and none of the Company or any Subsidiary of the Company has undertaken any action that if taken after the date of this Agreement (and after prior consultation with Parent) would require Parent’s consent pursuant to Section 5.1(b).

(b) Since January 1, 2011 and through the date of this Agreement, there has not been any fact, change, circumstance, event, occurrence, condition or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.11 Investigations; Litigation. (a) The Company has not received written notice of any pending or threatened investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no pending or, to the knowledge of the Company, threatened actions, suits, proceedings or claims of any nature or subpoenas, civil investigative demands or other written requests for information relating to potential violations of Law, in each case pending (or, to the knowledge of the Company, threatened) against the Company or any of its Subsidiaries, or any of their respective properties and (c) there are no Orders of, or before, any Governmental Entity against the Company or any of its Subsidiaries, in each case of subclauses (a) through (c) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 3.11 of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all material actions, suits, proceedings or claims, in each case pending (or, to the knowledge of the Company, threatened) against the Company or any of its Subsidiaries, or any of their respective properties.

Section 3.12 Information Supplied.

(a) The information supplied or to be supplied by the Company in writing expressly for inclusion in the registration statement on Form S-4 to be filed by Parent in connection with the issuance of Parent Common Stock in the Merger (the “Form S-4”) will not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent in writing expressly for inclusion therein. The information supplied or to be supplied by the Company in writing expressly for inclusion in the proxy statement relating to the Company Stockholders’ Meeting included in the Form S-4 (the “Proxy Statement/Prospectus”) will not, at the time the Proxy Statement/Prospectus is first mailed to the Company stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent in writing expressly for inclusion therein.

(b) Confidentiality and Standstill Provisions. Except as provided pursuant to Section 5.3(f), as of the date hereof, neither the Company, nor any of its controlled Affiliates, has granted any waiver to any person, other than Parent, or any of Parents Affiliates, under any confidentiality or standstill provision in any agreement to which the Company or its controlled Affiliates is a party.

Section 3.13 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) The Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate in all respects.

(b) The Company and each of its Subsidiaries have timely paid all Taxes that were required to be paid by any of them or that the Company or any of its Subsidiaries were obligated to withhold from amounts owing to any employee, creditor, stockholders or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP, in the Company Financial Statements.

(c) Neither the Company nor any of its Subsidiaries has granted any waivers of any statute of limitations with respect to Taxes or has granted any extensions of time with respect to a Tax assessment or deficiency that is currently in effect.

(d) There are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries.

(e) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet delinquent.

(f) None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof.

(g) Neither the Company nor any of its Subsidiaries (i) is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than (x) an agreement or arrangement solely among members of a group the common parent of which is the Company or among the Company and or/its Subsidiaries or (y) pursuant to ordinary course commercial contracts not primarily relating to Taxes, each an “Excluded Tax Sharing Agreement”) or (ii) has any Liability for Taxes of any person (other than the Company or any of its Subsidiaries) (A) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), (B) as transferee, (C) as successor, or (D) other than pursuant to an Excluded Tax Sharing Agreement, or otherwise.

(h) None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(i) The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company Financial Statements filed with the SEC prior to the date hereof are adequate, in accordance with GAAP, to cover Taxes payable by the Company and its Subsidiaries through the date of such Company Financial Statements.

(j) The Company and each of the Subsidiaries have timely filed with the appropriate Governmental Entity all abandoned or unclaimed property reports required to be filed by or with respect to it, either separately or as part of an affiliated group of entities, pursuant to the laws of any Governmental Entity with authority over the Company or any of the Subsidiaries or any of their assets or businesses, on or prior to the Closing Date, and such reports were correct and complete when filed. The Company and each of the Subsidiaries has properly paid over (or escheated) to such Governmental Entity all abandoned or unclaimed property required to be paid over (or escheated) as of the Closing Date.

Section 3.14 Employment and Labor Matters. Neither the Company nor any of its Subsidiaries is or has since January 1, 2011 been, a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”). No employee of the Company or any of its Subsidiaries is represented by a labor organization for purposes of collective bargaining with respect to the Company or any of its Subsidiaries. To the knowledge of the Company, from June 30, 2014 through the date hereof, there have been no material activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries. From January 1, 2011 through the date hereof, there has been no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Company’s knowledge, threatened, that would reasonably be expected to have a Material Adverse Effect on the Company. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) there is no pending charge or complaint against the Company or any of its Subsidiaries by the U.S. National Labor Relations Board or any comparable Governmental Entity, and (ii) none of the Company and its Subsidiaries are a party, or otherwise bound by, any consent decree with, or citation by, any

Governmental Entity relating to employees or employment practices. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have complied with all Laws regarding employment and employment practices (including anti-discrimination), terms and conditions of employment and wages and hours (including classification of employees and equitable pay practices) and other Laws in respect of any reduction in force (including notice, information and consultation requirements), and no claims relating to non-compliance with the foregoing are pending or, to the Company’s knowledge, threatened. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by the Company pursuant to any workplace safety and insurance/workers’ compensation Laws.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all U.S. and foreign pending applications and registrations, including pending and issued patents, for all Intellectual Property owned by the Company or any of its Subsidiaries (the foregoing being, collectively, the “Company Registered Intellectual Property”). Each of the Company Registered Intellectual Property is subsisting, and all the necessary filing, examination, issuance, post registration and maintenance fees, taxes, annuities and the like that have become due in connection with the Company Registered Intellectual Property have been timely paid and all necessary recordations and certificates in connection with each item of the Company Registered Intellectual Property have been timely filed with the relevant governmental authority except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b) The Company and/or its Subsidiaries is the exclusive owner of all right, title, and interest, free and clear of all Liens (except for Permitted Liens) to, or otherwise have a valid and enforceable right to use, assign, convey, and transfer all Company Material Intellectual Property. Neither this Agreement nor the consummation of the transactions contemplated hereby will result, in any manner, in the loss or impairment of such Company Material Intellectual Property or the Company’s rights to use any Intellectual Property of a third party in any material manner, other than as set forth on Section 3.3(c) of the Company Disclosure Schedule.

(c) Neither the Company Material Intellectual Property nor the conduct of the business of the Company and its Subsidiaries infringe, violate or constitute misappropriation of any Intellectual Property or other rights of any third person except as would not reasonably be expected to have a Material Adverse Effect on the Company. To the Company’s knowledge, no third person is infringing, violating, or misappropriating any Intellectual Property owned or used by the Company or its Subsidiaries in any material manner. There is no asserted written claim received by the Company in the past three (3) years (including any “cease and desist” letters and unsolicited invitations to license) that the Company or any Subsidiary has infringed, violated or misappropriated, or is infringing or violating any Intellectual Property or other rights of any third person in any material respect.

(d) The Company and its Subsidiaries maintains reasonable and appropriate administrative, physical and technical security controls for all IT Assets that are intended to safeguard such IT Assets from the risk of business disruption arising from attacks (including virus, worm and denial-of-service attacks), unauthorized activities of any employee, hackers or any other person except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The IT Assets have not suffered any material failure within the past three (3) years and are reasonably secure against intrusion. The IT Assets perform in all material respects as currently required by the Company for use in connection with the current business of the Company. Further, the Company and its Subsidiaries maintain commercially reasonable data backup, data storage, system redundancy and disaster recovery procedures as well as a commercially reasonable business continuation program except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(e) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the Trade Secrets of the Company and its Subsidiaries and third party confidential information or Trade Secrets provided to or stored by the Company or any Subsidiary that the Company or such Subsidiary is obligated to maintain in confidence except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. All Company Material Intellectual Property that was created by employees, agents, contractors, and free lancers (in each foregoing case, both current and former) of the Company and its Subsidiaries is owned by the Company or its applicable Subsidiary either by operation of law or pursuant to a written and binding contract with the Company and/or its Subsidiaries (as applicable). All employees, agents, contractors, and free lancers (in each foregoing case, both current and former) who have or had access to material Trade Secrets of the Company have executed binding confidentiality agreements with respect to the confidentiality of such material Trade Secrets.

Section 3.16 Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company has good and valid title to, or in the case of leased personal property assets, valid leasehold interests in, all tangible personal property currently necessary for the operation of the business of the Company and its Subsidiaries free and clear of any Liens, except Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the tangible personal property currently necessary for the operation of the business of the Company and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, either the Company or a Subsidiary of the Company has a good and valid leasehold (or, as applicable, license or other) interest in all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens. Section 3.16(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Leased Real Property as of the date hereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Real Property Lease (A) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions and (B) no uncured default on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder, exists under any such Company Real Property Lease, and (C) to the knowledge of the Company, no event has occurred which, with the giving of notice, the passage of time, or both, would constitute a breach or violation or default under any such Company Real Property Lease. Neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person any right to use or occupy Company Leased Real Property, which sublease, license or other grant is material to the Company and its Subsidiaries, taken as a whole.

(c) None of the Company or any of its Subsidiaries owns any real property.

(d) Neither the Company nor any of its Subsidiaries has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and, to the knowledge of the Company, there are no such proceedings threatened against any of the Company Leased Real Property.

(e) No representation is made under this Section 3.16 with respect to any intellectual property or intellectual property rights, which are the subject of Section 3.15.

Section 3.17 Insurance. Section 3.17 of the Company Disclosure Schedule sets forth a list, as of the date hereof, of all insurance policies held by the Company and its Subsidiaries and, with respect to each policy, the policy number, premium, insurer(s), policy limits and policy period. All insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement are in full force and effect, all premiums and other payments due on such policies have been paid by the Company or its Subsidiaries and all claims thereunder have been filed in due and timely fashion, except in each case as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement, and neither the Company nor any of its Subsidiaries is in breach or violation or default under, or has taken any action that could permit termination or material modification of, any insurance policies except in each case as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company. To the Company’s knowledge, as of the date of this Agreement, (i) there is no threatened termination of, or threatened premium increase with respect to, any of such policies other than increases in connection with the Company’s annual renewal process and (ii) there is no claim pending regarding the Company or any of its Subsidiaries under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, other than in both subclauses (i) and (ii), in the ordinary course of business consistent with past practice or such as is normal and customary in the Company’s industry.

Section 3.18 Opinion of Financial Advisor. The Company Board of Directors has received the opinion of Morgan Stanley & Co. LLC to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof as set forth in such opinion, the Merger Consideration to be received by the holders of shares of the Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution of this Agreement by all parties, furnish an accurate and complete copy of said opinion to Parent solely for informational purposes. On and subject to the terms of any engagement letter referred to in Section 3.24, the Company has been authorized by Morgan Stanley & Co. LLC to permit the inclusion of such opinion in its entirety and references thereto in the Form S-4 and the Proxy Statement/Prospectus.

Section 3.19 Material Contracts.

(a) Except as set forth in Section 3.19(a) of the Company Disclosure Schedule and in the Company SEC Documents, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by (other than any of the following solely between the Company and its wholly-owned Subsidiaries or solely between any wholly-owned Subsidiaries):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than any Company Benefit Plan);

(ii) any Contract with any of its directors or officers (other than any Company Benefit Plan);

(iii) any Contract that (A) imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other person, solicit any client or customer, acquire or dispose of the securities of another person, or any other provision that materially restricts the conduct of any line of business by the Company or its Subsidiaries (or that following the Closing will materially restrict the ability of Parent or its Subsidiaries to engage in any line of business) or (B) (1) obligates the Company or its Subsidiaries (or following the Closing, Parent or its Subsidiaries) to conduct business with any third party on a preferential or exclusive basis or (2) contains “most favored nation” or similar covenants, obligations or other agreements;

(iv) any Collective Bargaining Agreement;

(v) any agreement relating to Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $1,000,000;

(vi) any Contract that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties that are material to the Company or its Subsidiaries, taken as a whole;

(vii) any Contract entered into after January 1, 2011 that provides for the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) and with any outstanding obligations or liabilities as of the date of this Agreement that are material to the Company and its Subsidiaries, taken as a whole (including any such Contract which has been completed but for which any obligations or liabilities of either party (including for indemnification) remain outstanding);

(viii) any joint venture, partnership or limited liability company agreement or other similar Contract entered into after January 1, 2011 relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its Subsidiaries or among the Company’s Subsidiaries;

(ix) any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries (i) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, (ii) to make loans to the Company or any of its Subsidiaries or (iii) to grant Liens on the property of the Company or any of its Subsidiaries;

(x) any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in excess of $1,000,000 in, any person (other than the Company or any of its Subsidiaries), other than loans and advances to employees of the Company or any of its Subsidiaries in the ordinary course of business;

(xi) any Contract (A) granting the Company and/or one of its Subsidiaries any right to use any material third party Intellectual Property (other than commercially-available, non-customized software licenses with annual fees of less than or equal to $500,000), (B) permitting any third person to use, enforce or register any Intellectual Property owned by the Company or its Subsidiaries, including any license agreements (other than non-exclusive licenses granted to customers in the ordinary course of business that are, in all material respects, on the Company’s or its Subsidiaries’ standard form), coexistence agreements and covenants not to sue or (C) restricting the right of the Company or its Subsidiaries to use or register any Intellectual Property owned by the Company or its Subsidiaries;

(xii) any Contract (1) that by its terms calls for the payment of more than $5,000,000 by the Company and its Subsidiaries in any year over the life of such Contract or (2) to which any Top Supplier is a party;

(xiii) any Contract (1) that involved the receipt of more than $10,000,000 in revenue by the Company and its Subsidiaries in the fiscal year ending December 31, 2013 or that is expected to result in the receipt of such amount by the Company and its Subsidiaries in the fiscal year ending December 31, 2014 or (2) to which any Top Customer is a party;

(xiv) any Contract that provides for any standstill or similar obligations to which the Company or any Company Subsidiary is subject or a beneficiary thereof, which is material to the Company and Company Subsidiaries taken as a whole (or, following the consummation of the transactions contemplated hereby, would be material to Parent or any Parent Subsidiary, including the Surviving Corporation or the Surviving Company) (provided that the Company shall not be required to list the parties to any such agreements to the extent prohibited by confidentiality agreements existing prior to August 18, 2014); or

(xv) any Contract that is material to the business of the Company and the Company Subsidiaries, taken as a whole, that would or would reasonably be expected to prevent, materially delay or impair the consummation of the transactions contemplated hereby.

All contracts of the types referred to in clauses (i) through (xv) above (whether or not set forth on Section 3.19 of the Company Disclosure Schedule) are referred to herein as “Company Material Contracts.” The Company has made available to Parent or its Representatives prior to the date of this Agreement a complete and correct copy of each Company Material Contract as in effect on the date of this Agreement.

(b) Neither the Company nor any Subsidiary of the Company is in breach or violation of or default in any respect under the terms of any Company Material Contract and, to the knowledge of the Company, no other party to any Company Material Contract is in breach or violation of or default in any respect under the terms of any Company Material Contract and, to the knowledge of the Company, no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach or violation of or default under the terms of any Company Material Contract, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, each Company Material Contract (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and of each other party thereto, and (ii) is in full force and effect, subject to the Enforceability Exceptions. There are no disputes pending or, to the Company’s knowledge, threatened with respect to any Company Material Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, nor to the Company’s knowledge, is any such party threatening to do so, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.20 Suppliers. Section 3.20 of the Company Disclosure Schedule sets forth a true, correct and complete list of the top ten suppliers (the “Top Suppliers”) by the aggregate amounts paid by the Company and its Subsidiaries during the twelve months ended June 30, 2014. Since June 30, 2014, except as would not reasonably be expected to have a Material Adverse Effect on the Company, (a) there has been no termination of the business relationship of the Company or its Subsidiaries with any Top Supplier, (b) there has been no change in the terms of its business relationship with any Top Supplier adverse to the Company or its Subsidiaries and (c) no Top Supplier has notified the Company or any of its Subsidiaries in writing that it intends to terminate or change the pricing or other terms of its business in any respect adverse to the Company or its Subsidiaries. Except for letters of credit for outstanding purchase orders, none of the Company or any of its Subsidiaries is required to provide any material bonding or other material financial security arrangements in connection with any transactions with any supplier in the ordinary course of its business.

Section 3.21 Customers. Section 3.21 of the Company Disclosure Schedule sets forth a true, correct and complete list of the top ten customers of the Company, as measured for the 12-month period ended June 30, 2014 (the “Top Customers”). No customer listed on Section 3.21 of the Company Disclosure Schedule and no customer which individually accounted for more than 10% of the Company’s consolidated revenues during the 12-month period preceding June 30, 2014 has cancelled or otherwise terminated or, to the knowledge of the Company, threatened to cancel, terminate or otherwise alter the terms of its business with the Company, except as would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is involved in any dispute with any such customer of the Company that would reasonably be expected to have a Material Adverse Effect on the Company nor has the Company or any of its Subsidiaries been notified by or has notified any such customer, in writing, of any breach or violation of any contract or agreement with any such customer.

Section 3.22 Malware and Open Source. The Company Products are free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” “harmful code,” or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of any Company Product or any product or system incorporating a Company Product (or parts thereof) or any associated data or other software, except as would not reasonably be expected to have a Material Adverse Effect on the Company. No open source software, freeware or other software distributed under similar licensing, copyleft, or use/distribution models has been incorporated into any of the software or application comprising or included in any Company Products or Company Material Intellectual Property that, as utilized in the business of the Company as currently conducted, would obligate the Companies and or its Subsidiaries to disclose free of charge to any persons the source code for any proprietary software or proprietary application comprising or included in Company Products or Company Material Intellectual Property. Further, the Company and its subsidiaries have not and are not in violation of any open source license agreements. Notwithstanding the foregoing, the representations made in this Section 3.22 shall be to the Company’s knowledge with respect to any aspects of the Company Products that are licensed by, or are a service provided by, a third party.

Section 3.23 Privacy.

(a) Section 3.23(a)(i) of the Company Disclosure Schedule sets forth a comprehensive description of the types of Personal Information collected by or for the Company and its Subsidiaries. The Company and its Subsidiaries have, at all times, complied in all material respects with applicable privacy and data security Laws and regulations (collectively, “Privacy Laws”) and internal privacy policies, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and, to the Company’s knowledge, the execution, delivery and performance of this Agreement complies with all such Privacy Laws. Except as described in Section 3.23(a)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, in the prior three (3) years (a) has received a written notice that there has been a material breach or violation of security or unauthorized access to or unauthorized acquisition, use, loss, destruction, compromise or disclosure of any Personal Information maintained or stored by or for the Company or any of its Subsidiaries in violation of applicable Privacy Laws (a “Material Security Breach”); (b) has received a written notice from any users or customers of the internet websites owned, maintained or operated by or for the Company or any of its Subsidiary asserting a Material Security Breach or seeking compensation for breach or violation of a Privacy Law; or (c) has notified, or been required or obligated to notify, any users or customers of the internet websites owned, maintained or operated by or for the Company or any Company Subsidiary with respect to a Material Security Breach.

(b) Section 3.23(b) of the Company Disclosure Schedule contains each Company Privacy Policy currently in effect. Each of the Company and the Subsidiaries has complied with, and the conduct of the business of each such entity as currently conducted complies, with the present Company Privacy Policies as well as the Company Privacy Policies used by the Company and its Subsidiaries in the prior three (3) years, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated thereby, nor the Company’s or the Subsidiaries’ collection, disclosure to Parent, possession, or use of any Personal Data or any data or information in company databases, will result in any material violation or breach of any Company Privacy Policy, except as would not reasonably be expected to have a Material Adverse Effect on the Company. None of the disclosures made or contained in any Company Privacy Policy has been inaccurate, misleading or deceptive or in violation of any applicable Law regarding the privacy of users of any website or service operated by or on behalf of the Company or any Subsidiary in any material respects (including containing any material omission).

(c) Section 3.23(c) of the Company Disclosure Schedule accurately identifies (and the Company has made available a true, correct and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any Subsidiary or any of their respective representatives in the prior three (3) years months regarding any actual, alleged or suspected material infringement or material violation of any Privacy Law by the Company, any of its Subsidiaries, any of their customers or users or any Company Product, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

Section 3.24 Finders or Brokers. Except for Morgan Stanley & Co. LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger. The Company has made available to Parent a true, correct and complete copy of any engagement letter or other Contract between the Company and Morgan Stanley & Co. LLC relating to the Merger and the other transactions contemplated by this Agreement.

Section 3.25 State Takeover Statutes. Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.16, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated by this Agreement all potentially applicable anti-takeover statutes or regulations of the DGCL (including Section 203 thereof and any similar provisions in the Company’s certificate of incorporation or bylaws).

Section 3.26 Export Control Laws. The Company and each of its Subsidiaries have complied in all material respects with all applicable export and re-export control Laws (“Export Controls”), including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State and any applicable anti-boycott compliance regulations. Neither the Company nor any of its Subsidiaries has sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, or technology (including products derived from or based on such technology) to any destination, entity, or person prohibited by the Laws of the United States, without obtaining prior authorization from the competent government authorities as required by those Laws. The Company and its Subsidiaries are in material compliance with all applicable import Laws (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

Section 3.27 Web Practices. Neither the Company nor any of its Subsidiaries have ever engaged in or, to the Company’s knowledge, have been the subject of any computer hacking or any tactics that are illegal or materially violate the rules and regulations of search engines and (b) to the Company’s knowledge, no search engine has removed, penalized or otherwise asserted any written claim against the Company, any of its Subsidiaries or any of the Company’s website(s) alleging that the Company or any of its Subsidiaries have engaged in such tactics. To the knowledge of the Company, there are no links back to the Company’s website(s) that the Company or any of its Subsidiaries would consider harmful or inconsistent with their business objectives.

Section 3.28 No Repatriations. Neither the Company nor any of its Subsidiaries has made or effected a transaction involving the repatriation of cash or other property to the United States from outside the United States after June 30, 2014 by way of a dividend, a distribution, or any other transaction.

Section 3.29 No Other Representations. Except for the representations and warranties contained in this Article III or in any certificates delivered by the Company in connection with the Closing, each of Parent and Merger Sub acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information (including management presentations, projections, forecasts, documents or other information) provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including information conveyed at management presentations, in virtual data rooms, or in due diligence sessions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in (i) the Parent SEC Documents publicly filed under Sections 13(a), 14(a) or 15(d) of the Exchange Act since January 1, 2014 and prior to the date hereof (excluding any disclosures set forth in any such Parent SEC Document in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), where the relevance of the information to a particular representation is readily apparent on the face of such disclosure or (ii) the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (provided that disclosure in any section of such Parent Disclosure Schedule shall apply only to the corresponding section of this Agreement except to the extent that it is readily apparent on the face of such disclosure that such disclosure applies to another representation), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization; Capitalization.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization (with respect to jurisdictions that recognize such concept) and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction (with respect to jurisdictions that recognize such concept) in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent’s bank Subsidiaries, Comenity Bank and Comenity Capital Bank, are excluded from the definition of “bank” in Section 2(c) of the Bank Holding Company Act of 1956 (12 U.S.C. 1841(c)), as amended.

(b) Parent has made available to the Company prior to the date of this Agreement true and complete copies of Parent’s certificate of incorporation and bylaws (collectively, the “Parent Organizational Documents”), and Merger Sub’s certificate of formation and limited liability company agreement (collectively, the “Merger Sub Organizational Documents”), in each case, as amended through the date hereof. The Parent Organizational Documents and the Merger Sub Organizational Documents are in full force and effect and neither Parent nor Merger Sub is in violation of any of their respective provisions in any material respect. Section 4.1(b) of the Parent Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all Subsidiaries of Parent. Other than Parent’s Subsidiaries and consolidated variable interest entities, as of the date hereof, there is no person whose financial position, results of operations or cash flows are consolidated in the financial statements of Parent.

(c) The authorized capital stock of Parent consists of 200,000,000 shares of common stock, par value $0.01 per share (the “Parent Common Stock”), and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”). As of June 30, 2014, (i) 55,877,640 shares of Parent Common Stock were issued and outstanding (not including shares held in treasury), (ii) 45,708,229 shares of Parent Common Stock were held in treasury, (iii) no shares of Parent Preferred Stock were issued or outstanding and (iv) 22,503,000 shares of Parent Common Stock were reserved for issuance under the Parent Stock Plans, of which amount (A) 195,101 shares of Parent Common Stock are subject to outstanding options, (B) no shares of Parent Common Stock are subject to outstanding restricted stock awards, and (C) 850,280 shares of Parent Common Stock are subject to outstanding time- and performance-vesting restricted stock unit awards (assuming satisfaction of any performance vesting conditions at maximum levels), (v) 1,500,000 shares of Parent Common Stock were reserved for issuance under each of Alliance Data Systems 401(k) and Retirement Savings Plan and Alliance Data Systems Corporation Amended and Restated Employee Stock Purchase Plan; and (vi) no other shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of Parent Common Stock are, and shares of Parent Common Stock issued or reserved for issuance in connection with the Merger, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 4.1(c), as of June 30, 2014, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (A) obligating Parent or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement relating to the capital stock or other equity interest of Parent or any Subsidiary of Parent, (3) redeem or otherwise acquire any such shares of capital stock or other equity interests of Parent or its Subsidiaries, (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not a wholly owned Subsidiary of Parent or (5) make any payment to any person the value of which is derived from or calculated based on the value of Parent Common Stock or Parent Preferred Stock or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by Parent or its Subsidiaries. As of the date hereof, neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of Parent or any of its Subsidiaries.

Section 4.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate action or proceedings on the part of either Parent or Merger Sub, or vote of Parent’s or Merger Sub’s stockholders, is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. The Board of Directors of Parent and the Managers have unanimously (i) determined that this Agreement and the Merger are fair to and in the best interests of Parent’s stockholders or Merger Sub, respectively, and (ii) approved this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Form S-4 and the Proxy Statement/Prospectus with the SEC and any amendments or supplements thereto and declaration of effectiveness of the S-4, (iii) the Exchange Act, (iv) the Securities Act, (v) applicable state securities, takeover and “blue sky” laws, (vi) the HSR Act and any applicable international antitrust requirements and (vii) the approvals set forth in Section 4.2(b) of the Parent Disclosure Schedule (subclauses (i) through (vi), the “Parent Approvals”), no authorization, waiver, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, other than such authorizations, waivers, consents, orders, licenses, permits, approvals, registrations, declarations, notices and filings the failure of which to obtain or make, as applicable, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and (assuming the Parent Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) except as set forth in this Agreement, result in any loss, or suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, concession, franchise or right binding upon Parent or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound, or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries except for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent, (ii) conflict with or result in any violation of any provision of the charter or bylaws or other equivalent organizational document, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.

Section 4.3 Reports and Financial Statements.

(a) Parent and each of its Subsidiaries (including each predecessor of any such Subsidiary prior to it becoming a Subsidiary) has timely filed or furnished all registrations, statements, schedules, forms, documents, reports and other documents required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2011 (all such documents and reports filed or furnished by Parent or any of its Subsidiaries, the “Parent SEC Documents”) and has timely paid all fees due in connection therewith. As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act as of the time of filing with the SEC, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. There are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to the Parent SEC Documents. None of the Parent SEC Documents are, to the knowledge of Parent, the subject of ongoing SEC review.

(b) The consolidated financial statements (including all related notes and schedules) of Parent included in or incorporated by reference into the Parent SEC Documents (the “Parent Financial Statements”) (i) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments and other adjustments described therein, including the notes thereto), (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) have been prepared from, and are in accordance with, the books and records of Parent and its consolidated subsidiaries. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Deloitte & Touche, LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) Neither Parent nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(d) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent has disclosed to Parent’s auditors and the audit committee of the Board of Directors of Parent (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof. To the knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without additional qualification, when next due.

(e) Each of Comenity Bank and Comenity Capital Bank has timely filed all call reports required to be filed by it with each of their respective bank regulators since January 1, 2011, and since January 1, 2011 has paid all required bank regulatory fees and assessments (including deposit insurance assessments) when due.

Section 4.4 No Undisclosed Liabilities. There are no Liabilities of Parent or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that are required to be recorded or reflected on a balance sheet under GAAP, except for (i) Liabilities that are reflected or reserved against on the consolidated balance sheet of Parent and its Subsidiaries included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 (including any notes thereto), (ii) Liabilities incurred in the ordinary course of business consistent in type and magnitude with past practice since June 30, 2014, (iii) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (iv) Liabilities arising or resulting from an existing Contract, or a Contract entered into in compliance with this Agreement, except to the extent that such Liabilities arose or resulted from a breach or violation or a default of such Contract and that would reasonably be expected to have a Material Adverse Effect on Parent, and (v) Liabilities incurred in connection with the transactions contemplated by this Agreement.

Section 4.5 Compliance with Law; Permits.

(a) Parent and its Subsidiaries are, and since January 1, 2011 have been, in compliance with all applicable Laws, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since June 30, 2013, neither Parent nor any of its Subsidiaries has received any written notice or, to Parent’s knowledge, other communication from any Governmental Entity regarding any actual or possible failure on the part of Parent or any of its Subsidiaries to comply with any material Law applicable to their businesses, operations, properties or assets in a material respect.

(b) Parent and its Subsidiaries hold all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary, in each case, for Parent and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Parent Permits”) and have paid all fees and assessments due and payable in connection therewith, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. All Parent Permits are valid and in full force and effect, are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof, except where the failure to be valid or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent and its Subsidiaries are in compliance with the terms and requirements of all Parent Permits, and to Parent’s knowledge no suspension or cancellation of any such Parent Permit is threatened, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(c) Neither Parent nor its Subsidiaries, nor any of their directors, managers, officers, or to Parent’s knowledge their employees, agents or any other person acting for or on behalf of Parent or any of its Subsidiaries, directly or indirectly, (i) violated the Foreign Corrupt Practices Act of 1977, as amended, or violated any similar Law; or (ii) made any unlawful bribe, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries. Neither Parent nor its Subsidiaries, nor, any of their directors, officers, or, to Parent’s knowledge their employees, agents, or any other person acting for or on behalf of Parent or its Subsidiaries is the subject of any current, pending or threatened investigation, inquiry or enforcement proceedings for violations of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law in any country in which Parent or its Subsidiaries does business.

(d) Since January 1, 2011, (i) none of Parent or any Subsidiary of Parent nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any Subsidiary of Parent, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or any Subsidiary of Parent or any material complaint, allegation, assertion or claim from employees of Parent or any Subsidiary of Parent regarding questionable accounting or auditing matters with respect to Parent or any Subsidiary of Parent, and (ii) to the knowledge of Parent, no attorney representing Parent or any Subsidiary Parent, whether or not employed by Parent or any Subsidiary of Parent, has reported evidence of any material violation of state or federal banking or securities Laws, breach or violation of fiduciary duty or similar violation, relating to periods after January 1, 2011, by Parent, any Subsidiary of Parent or any of their respective officers, directors, managers, employees or agents to the Board of Directors of Parent or any committee thereof, or to the General Counsel or Chief Executive Officer of Parent.

Section 4.6 Absence of Certain Changes or Events.

(a) Since June 30, 2014 through the date of this Agreement, except as otherwise permitted by this Agreement, the businesses of Parent and its Subsidiaries have been conducted in the ordinary course of business, and none of Parent or any Subsidiary of Parent has undertaken any action that if taken after the date of this Agreement would require the Company’s consent pursuant to Section 5.1(c).

(b) Since June 30, 2014, there has not been any fact, change, circumstance, event, occurrence, condition or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.7 Investigations; Litigation. (a) Parent has not received written notice of any pending or threatened investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries, (b) there are no pending or, to the knowledge of Parent, threatened actions, suits, proceedings or claims of any nature or subpoenas, civil investigative demands or other written requests for information relating to potential violations of Law, in each case pending (or, to the knowledge of Parent, threatened) against Parent or any of its Subsidiaries, or any of their respective properties and (c) there are no Orders of, or before, any Governmental Entity against Parent or any of its Subsidiaries, in each case of subclauses (a) through (c) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Section 4.7 of the Parent Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all material actions, suits, proceedings or claims, in each case pending (or, to the knowledge of Parent, threatened) against Parent or any of its Subsidiaries, or any of their respective properties.

Section 4.8 Information Supplied. The information supplied or to be supplied by Parent in writing expressly for inclusion in the Form S-4 will not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company in writing expressly for inclusion therein. The information supplied by Parent in writing expressly for inclusion in the Proxy Statement/Prospectus will not, at the time the Proxy Statement/Prospectus is first mailed to the Company stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company in writing expressly for inclusion therein.

Section 4.9 Finders or Brokers. Except for Wells Fargo Securities, LLC, neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.10 Contracts. The Exhibit Index to Parent’s Annual Report on Form 10-K for the year ended December 31, 2013 or the Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed subsequent to such Form 10-K list each Contract that would be required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K (each, a “Parent Material Contract”). Neither Parent nor any Subsidiary of Parent is in breach or violation of or default in any material respect under the terms of any Parent Material Contract and, to the knowledge of Parent, no other party to any Parent Material Contract is in breach or violation of or default in any material respect under the terms of any Parent Material Contract and, to the knowledge of Parent, no event has occurred or not occurred through Parent’s or any of its Subsidiaries’ action or inaction or, to Parent’s knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach or violation of or default under the terms of any Parent Material Contract, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. To the knowledge of Parent, each Parent Material Contract (i) is a valid and binding obligation of Parent or the Subsidiary of Parent that is party thereto and of each other party thereto, and (ii) is in full force and effect, subject to the Enforceability Exceptions. There are no disputes pending or, to Parent’s knowledge, threatened with respect to any Parent Material Contract and neither Parent nor any of its Subsidiaries has received any written notice of the intention of any other party to a Parent Material Contract to terminate for default, convenience or otherwise any Parent Material Contract, nor to the Parent’s knowledge, is any such party threatening to do so, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.11 Financing. Parent will have available at the Effective Time sufficient funds to make the deposit into the Exchange Fund required pursuant to Section 2.2 and to consummate the Merger and the other transactions contemplated hereby.

Section 4.12 Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, and is managed by the Managers. Since its date of formation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.13 Ownership of Company Common Stock. As of the date of this Agreement, neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. Other than the Voting Agreements, there are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.14 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the certificate of incorporation or bylaws of Parent or the applicable rules of the New York Stock Exchange in order for Parent to issue shares of Parent Common Stock pursuant to the terms of this Agreement or to consummate the Merger.

Section 4.15 Tax Free Reorganization. Neither the Parent nor, to the Parent’s knowledge, any of its Affiliates has taken or agreed to take action that would prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code (provided that the Reverse Merger Condition is not satisfied).

Section 4.16 No Other Representations. Except for the representations and warranties contained in this Article IV or in any certificates delivered by Parent or Merger Sub in connection with the Closing, the Company acknowledges that neither Parent, Merger Sub nor any person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries or with respect to any other information (including management presentations, projections, forecasts, documents or other information) provided or made available to the Company in connection with the transactions contemplated by this Agreement, including information conveyed at management presentations, in virtual data rooms, or in due diligence sessions.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business.

(a) During the period from the date hereof until the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly required by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule or Section 5.1(a) of the Parent Disclosure Schedule (as applicable), each of the Company and Parent shall and shall cause each of their respective Subsidiaries to: (x) conduct its business in all material respects in the ordinary course, (y) subject to compliance with the other restrictions in this Section 5.1, use reasonable best efforts to maintain and preserve intact, in all material respects, its business organization, assets, key employees, present lines of business, rights, franchises, permits and business relationships with customers and suppliers and (z) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Parent to perform its covenants, obligations or other agreements under this Agreement or to consummate the transactions contemplated hereby.

(b) During the period from the date hereof until the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which may be granted or withheld in Parent’s sole and absolute discretion, except that in the case of Section 5.1(b)(D), (L), (M), (N), (O), (P), (Q), (R), (S), (T), (U), (V) and (W) and, to the extent relating to the foregoing clauses, Section 5.1(b)(AA), such consent shall not be unreasonably withheld, conditioned or delayed), or (iii) as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:

(A) amend the Company Organizational Documents or the Company Subsidiary Organizational Documents, or otherwise take any action to exempt any person from any provision of the Company Organizational Documents or the Company Subsidiary Organizational Documents;

(B) split, combine or reclassify any of its capital stock;

(C) make, declare, set aside or pay any dividend, or make any other distribution (whether in cash, stock, or property or any combination thereof) on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except dividends paid by any of the Subsidiaries of the Company to the Company or any of the Company’s (direct or indirect) wholly owned Subsidiaries);

(D) grant any Company Stock Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(E) issue, grant, deliver, sell or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the exercise of Company Options or the settlement of Company Stock Awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, in each case in accordance with their terms, or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;

(F) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(G) incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for Indebtedness for borrowed money incurred pursuant to agreements entered into by the Company or any Subsidiary of the Company in effect prior to the execution of this Agreement and set forth in Section 3.2(d) of the Company Disclosure Schedule; provided, that any such Indebtedness shall be drawn solely in the ordinary course of business consistent with past practice with respect to both timing and amount;

(H) make any loans or advances to any person, except for loans among the Company and any of its wholly owned Subsidiaries;

(I) except (1) as otherwise permitted by this Agreement, or (2) for transactions between the Company and its Subsidiaries or among the Company’s Subsidiaries, prepay, redeem, repurchase, defease, cancel or otherwise terminate any Indebtedness or guarantees thereof of the Company or any Subsidiary;

(J) (1) other than in accordance with contracts or agreements in effect on the date hereof, sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets having a value in excess of $2,000,000 individually or $10,000,000 in the aggregate to any person other than to the Company or a wholly owned Subsidiary of the Company, or (2) other than in accordance with contracts or agreements in effect on the date hereof, cancel, release or assign any material Indebtedness of any such person owed to it or any claims held by it against any such person other than in the ordinary course of business consistent with past practice;

(K) (1) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business of any other person, or (2) make any investment in any person either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any person (other than investments of cash and cash equivalents in the ordinary course of business, consistent with past practice);

(L) make any capital expenditures other than (1) capital expenditures not in excess of $4,000,000 for the fiscal year ending December 31, 2014, or (2) capital expenditures not in excess of $4,000,000 in any fiscal year following the fiscal year ending December 31, 2014;

(M) except in the ordinary course of business, terminate, materially amend, or waive any material right under, any Company Material Contract or enter into any contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement;

(N) except as required by applicable Law or the terms of any Company Benefit Plan set forth on Section 3.9(a) of the Company Disclosure Schedule as in effect on the date of this Agreement, shall not and shall not permit any of its Subsidiaries to (1) establish, adopt, amend, enter into or terminate any Collective Bargaining Agreement or Company Benefit Plan, or commence an enrollment period under any Company Benefit Plan that provides health and welfare benefits other than in the ordinary course of business consistent with past practice (other than renewals of existing annual plans on substantially the same terms and conditions as their current terms and conditions), (2) increase in any manner the compensation (including severance, change-in-control and retention compensation), perquisites or benefits of any current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries who are individuals, other than in the ordinary course of business consistent with past practice and not to exceed in the aggregate a maximum amount of $1,500,000 (on an annualized basis), (3) pay or award, or commit to pay or award, any bonuses or other non-equity or incentive compensation, other than in the ordinary course of business consistent with past practice, (4) accelerate any rights or benefits under any Company Benefit Plan or (5) fund any rabbi trust or similar arrangement;

(O) hire (1) employees at the executive level or higher, other than executive-level offers of employment outstanding on the date hereof, or (2) any other employees, other than in the ordinary course of business consistent with past practice;

(P) terminate any employees of the Company or its Subsidiaries or otherwise cause any employees of the Company or its Subsidiaries to resign, in each case other than (x) in the ordinary course of business consistent with past practice or (y) for cause or poor performance (documented in accordance with the Company’s past practices);

(Q) implement or adopt any change in its accounting principles or its methods, other than as may be required by GAAP or applicable Law;

(R) except as set forth in Section 5.13, commence, settle or compromise any litigation, claim, action, lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any of its Subsidiaries or relating to any of their respective businesses, properties or assets, other than settlements of litigation for an amount of up to $1,000,000 in the aggregate that do not impose material limitations on the operation of the Company’s business;

(S) (i) make any material tax election (other than in the ordinary course of business or consistent with past practice), (ii) change or revoke any material Tax election, (iii) change any material tax accounting method, (iv) file any material amended Tax Return, enter into any closing agreement within the meaning of Section 7121 of the Code (or any comparable provision of state, local or foreign Law) or settle or compromise any material Tax proceeding (except in the ordinary course of business), (v) request any material Tax ruling, or (vi) knowingly surrender any claim for a material refund of Taxes;

(T) enter into any new line of business;

(U) other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

(V) conduct its cash management practices (including the collection of receivables and payment of payables), other than in all material respects in the ordinary course of business consistent with past practice;

(W) amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material Company Permits;

(X) (1) cancel, abandon or permit to lapse, assign, transfer, or otherwise dispose of any Intellectual Property owned by the Company other than in the ordinary course of business consistent with past practices (but expressly excluding any Company Material Intellectual Property) or (2) disclose to any third party, other than representatives of Parent or under a written and binding confidentiality or non-disclosure agreement, any Trade Secret included in the Intellectual Property of the Company in a way that would result in the loss of material Trade Secret protection;

(Y) make or effect any transactions involving the repatriation of cash or other property into the United States from outside the United States by way of a dividend, a distribution, or any other transaction not requested by Parent;

(Z) without providing Parent with a reasonable opportunity to review and comment in advance of such action, send any written communications (including electronic communications) to employees regarding this Agreement or the transactions or make any representations or issue any communications to employees that, in each case, are inconsistent with this Agreement or the transactions, including any representations regarding offers of employment from Parent; or

(AA) take, commit or agree to take any of the foregoing actions that are prohibited pursuant to this Section 5.1(b).

(c) During the period from the date hereof until the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of the Company (which may be granted or withheld in the Company’s sole and absolute discretion), (iii) as may be expressly required by this Agreement, or (iv) as set forth in Section 5.1(c) of the Parent Disclosure Schedule, Parent and Merger Sub shall not:

(A) make, declare, set aside or pay any dividend, or make any other distribution (whether in cash, stock, or property or any combination thereof) on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except dividends paid by any of the Subsidiaries of Parent to Parent or any of their wholly owned Subsidiaries, respectively);

(B) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among Parent and its Subsidiaries or among Parent’s Subsidiaries;

(C) amend the certificate of incorporation or bylaws of Parent or the certificate of formation or limited liability company agreement of Merger Sub, or otherwise take any action to exempt any person from any provision of the certificate of incorporation or bylaws of Parent or the certificate of formation or limited liability company agreement of Merger Sub, in any manner that would be adverse in any material respect to holders of Company Common Stock; or

(D) take, commit or agree to take any of the foregoing actions that are prohibited pursuant to this Section 5.1(c).

Section 5.2 Access.

(a) The Company shall afford Parent and its employees, accountants, consultants, legal counsel, financial advisors, financing sources and agents and other representatives reasonable access upon reasonable advance notice during the period until the Effective Time, to its and its Subsidiaries’ personnel, contracts, commitments, books and records, properties (excluding the Company’s or any third party’s material Trade Secrets) and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and, during such period, the Company shall, and shall cause its Subsidiaries to, without limitation to the preceding obligations, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws (other than reports or documents that such party is not permitted to disclose under applicable Law), (ii) a copy of all correspondence between such party or any of its Subsidiaries and any party to a Contract with regard to any action, consent, approval or waiver that is required to be taken or obtained with respect to such Contract in connection with the consummation of the Merger or the other transactions contemplated by this Agreement and (iii) all other information concerning its business, properties and personnel as Parent may reasonably request. All access pursuant to this Section 5.2(a) shall be conducted in such a manner as not to interfere unreasonably with the normal operations of the Company or any of its Subsidiaries.

(b) To the extent reasonably necessary for the Company to confirm the accuracy of the representations of Parent and Merger Sub set forth in Article IV and the satisfaction of the conditions precedent set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(c), each of Parent and Merger Sub shall provide the Company with reasonably accessible information upon reasonable advance notice by the Company, throughout the period until the Effective Time. All access pursuant to this Section 5.2(b) shall be conducted in such a manner as not to interfere unreasonably with the normal operations of Parent or any of its Subsidiaries.

(c) Notwithstanding anything to the contrary contained in this Section 5.2, no party to this Agreement nor any of its Subsidiaries shall be required to provide any access, or make available any document, correspondence or information, if doing so would, in such party’s and its outside legal counsel reasonable judgment, (i) jeopardize the attorney-client privilege of such party or any of its Subsidiaries or (ii) conflict with any (A) Law applicable to such party or any of its Subsidiaries or the assets, or operation of the business, of such party or any of its Subsidiaries or (B) Contract to which such party or any of its Subsidiaries is party or by which any of the their assets or properties are bound; provided, however, that in such instances such party shall inform the other party of the general nature of the information being withheld and, upon the other party’s request, reasonably cooperate with the other party to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i) and (ii).

(d) No investigation by Parent or its representatives following the date hereof shall affect or be deemed to modify or waive the representations and warranties of the Company set forth in this Agreement, and no investigation by the Company or its representatives following the date hereof shall affect or be deemed to modify or waive the representations and warranties of Parent or Merger Sub set forth in this Agreement.

(e) The parties hereto hereby agree that all information provided to them or their respective officers, directors, managers, employees or representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the confidentiality agreement, dated as of August 18, 2014, between the Company and Parent (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

Section 5.3 No Solicitation.

(a) Except as expressly permitted by this Section 5.3, the Company shall, and shall cause each of its controlled Affiliates and its and their respective officers, directors, employees and agents, and shall use its reasonable best efforts to cause each of its and their financial advisors, investment bankers, attorneys, accountants and other representatives (collectively with its controlled Affiliates and its and their respective officers, directors, managers, employees and agents, “Representatives”) to: (A) immediately cease and cause to be terminated any discussions or negotiations with any persons (other than Parent) that may be ongoing with respect to a Company Takeover Proposal and (B) not, directly or indirectly: (1) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of encouraging or facilitating, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 5.3 and to limit its conversation or other communication exclusively to such referral), (3) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company Takeover Proposal, (4) take any action to make the provisions of any takeover statute inapplicable to the transactions contemplated by a Company Takeover Proposal (except substantially concurrently with a termination of this Agreement pursuant to Section 5.3(f)), or (5) resolve, propose or agree to do any of the foregoing.

(b) The Company shall, and shall cause its controlled Affiliates to, promptly request (to the extent it has not already done so prior to the date of this Agreement) any person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Company Takeover Proposal that remains in effect as of the date of this Agreement, pursuant to whom the Company provided information that remains material non-public information as of the date hereof in written form to return or destroy all such confidential information of the Company or its controlled Affiliates in the possession of such person or its Representatives. The Company shall not, and shall cause its controlled Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, any confidentiality or standstill provision in any agreement to which the Company or any of its controlled Affiliates is a party; provided, however, that the parties agree that the Company may, and may cause its controlled Affiliates to, waive any “don’t ask, don’t waive” provisions in any such agreements, that remain in effect as of the date hereof, provided that notice of such waiver shall include notice to such third party that such waiver is conditioned upon any such third party acknowledging (i) that the Company shall not be prohibited from providing any information to Parent (including regarding any such Company Takeover Proposal) in accordance with, and otherwise complying with, this Section 5.3 and (ii) to the extent applicable, this Agreement and the transactions provided for hereunder do not trigger any exceptions, including with regard to any standstill provision, within such third party’s agreement. Except to the extent otherwise permitted by the proviso in the foregoing sentence, the Company shall, and shall cause its controlled Affiliates to, use reasonable best efforts, which shall include seeking any injunctive relief available to enforce the confidentiality and standstill provisions in any agreement to which the Company or any of its controlled Affiliates is a party.

(c) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time after the date of this Agreement and prior to obtaining the Company Stockholder Approval, but not after, the Company or any of its Representatives, receives an unsolicited written Company Takeover Proposal that the Company Board of Directors believes in good faith to be bona fide from any person that did not result from the Company’s or its Representatives’ breach or violation of, or failure to perform this Section 5.3 and if the Company Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company and its Representatives may: (A) furnish, pursuant to and in accordance with an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the person who has made such Company Takeover Proposal and its Representatives; provided, however, that the Company shall concurrently with the delivery to such person provide or make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its

Representatives unless such non-public information has been previously provided to Parent, (B) engage in or otherwise participate in discussions or negotiations with the person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal and (C) grant a waiver or release to any person subject to a “standstill” agreement with the Company to submit such a Company Takeover Proposal, provided that such grant of waiver or release shall only allow for the making of one or more Company Takeover Proposals directly to the Company Board of Directors without further approval by the Company Board of Directors and shall not otherwise release such person from any other provision of such “standstill” agreement. The Company shall promptly (and in any event within twenty-four hours) notify Parent and Merger Sub if the Company furnishes non-public information and/or enters into discussions or negotiations as provided in this Section 5.3.

(d) The Company shall promptly (and in no event later than twenty-four hours after receipt) notify Parent in writing in the event that the Company or any of its Representatives receives a Company Takeover Proposal or a request for information relating to the Company or its Subsidiaries that the Company Board of Directors reasonably determines in good faith could possibly lead to or that contemplates a Company Takeover Proposal, including the identity of the person requesting the information or making the Company Takeover Proposal and the material terms and conditions thereof (including an unredacted copy of such Company Takeover Proposal or, where such Company Takeover Proposal is not in writing, a description of the terms thereof). The Company shall provide Parent a non-redacted copy of each Acceptable Confidentiality Agreement the Company has executed in accordance with this Section 5.3. The Company shall keep Parent reasonably informed, on a current basis, as to the status of (including any material developments, discussions or negotiations) such Company Takeover Proposal (including by promptly (in no event later than twenty-four hours after receipt) providing to Parent copies of any written correspondence, proposals, indications of interest, and/or draft agreements relating to such Company Takeover Proposal). The Company agrees that it and its Affiliates will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.3.

(e) Except as expressly permitted by this Section 5.3(e), the Company Board of Directors shall not (i) (A) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in each case in any manner adverse to Parent, the Company Recommendation or (B) adopt, approve or recommend to Company stockholders, or publicly propose to adopt, approve or recommend to the Company stockholders, a Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(c)) (a “Company Acquisition Agreement”). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approval is obtained, but not after, the Company Board of Directors may make a Company Adverse Recommendation Change under clause (A) of such definition if and only if, both (x) in response to an Intervening Event (and not in response to a Company Takeover Proposal) and (y) prior to taking such action, the Company Board of Directors has determined in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law; provided, however, that prior to making such Company Adverse Recommendation Change, (1) the Company has given Parent at least five Business Days’ prior written notice of its intention to take such action, and specifying, in reasonable detail, the reasons therefor, (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would permit the Company Board of Directors not to make a Company Adverse Recommendation Change pursuant to this Section 5.3(e), (3) upon the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its financial advisor and outside legal counsel, that it would be inconsistent with the Company Board of Directors’ fiduciary duties not to make a Company Adverse Recommendation Change under clause (A) of such definition, and (4) in the event of any change in the circumstances of such Intervening Event or another Intervening Event occurs, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above of this proviso and a new notice period under clause (1) of this proviso shall commence (except that the five Business Day notice period referred to in clause (1) above of this proviso shall instead be equal to the longer of (i) three Business Days in the case of the first such additional notice and two Business Days in the case of any subsequent additional notice; and (ii) the period remaining under the notice period under clause (1) of this proviso) during which time the Company shall be required to comply with the requirements of this Section 5.3(e) anew with respect to such additional notice, including clauses (1) through (4) above of this proviso. Notwithstanding the foregoing, in the case of any notice described in this Section 5.3(e) that is provided after 5:00 p.m. Central Time, the notice period shall begin on the following Business Day.

(f) Notwithstanding the foregoing, prior to the time the Company Stockholder Approval is obtained, but not after, if the Company Board of Directors has determined in good faith, after consultation with its financial advisor and outside legal counsel, that (i) a bona fide, unsolicited Company Takeover Proposal that did not result from the Company’s or its Representatives’ breach or violation of, or failure to perform this Section 5.3 constitutes a Company Superior Proposal and (ii) the failure to make a Company Adverse Recommendation Change, or terminate this Agreement and enter into a definitive agreement relating to such Company Superior Proposal, would be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law, the Company Board of Directors may, subject to compliance with this Section 5.3(f), make a Company Adverse Recommendation Change or cause the Company to terminate this Agreement in order to enter into a definitive agreement relating to such Company Superior Proposal upon (and subject to) paying the Company Termination Fee in accordance with Section 7.3; provided, however, that prior to making such Company Adverse Recommendation Change or so terminating this Agreement: (A) the Company has given Parent at least five Business Days’ prior written notice of its intention to take such action, and specifying the reasons therefor, including the terms and conditions of, and the identity of the person making, any such Company Superior Proposal and has contemporaneously provided to Parent a copy of the Company Superior Proposal, a copy of any proposed Company Acquisition Agreements and a copy of any financing commitments relating thereto (or, in each case, if not provided in writing to the Company, a written summary of the terms thereof), (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Company Takeover Proposal to no longer constitute a Company Superior Proposal, (C) upon the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its financial advisor and outside legal counsel, that such Company Takeover Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed by Parent were to be given effect and that the failure to make a Company Adverse Recommendation Change or terminate this Agreement and enter into a definitive agreement relating to such Company Superior Proposal, would be inconsistent with the directors’ fiduciary duties under applicable Law, and (D) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Takeover Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the five Business Day notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (i) three Business Days in the case of the first such additional notice, and two Business Days for any subsequent additional notice; and (ii) the period remaining under the notice period under clause (A) of this proviso) during which time the Company shall be required to comply with the requirements of this Section 5.3(f) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso. Notwithstanding the foregoing, in the case of any notice described in this Section 5.3(f) that is provided after 5:00 p.m. Central Time, the notice period shall begin on the following Business Day. Notwithstanding anything to the contrary contained herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms (including the payment of the Termination Fee pursuant to Section 7.3(a), if applicable).

(g) Nothing contained in this Section 5.3 will prohibit the Company from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Company Takeover Proposal; provided that (i) any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act (including any factually accurate public statement by the Company that describes the Company’s receipt of a Company Takeover Proposal and the operation of this Agreement with respect thereto), or a rejection of or recommendation against any applicable Company Takeover Proposal and a reaffirmation of the Company Recommendation will be deemed to be a Company Adverse Change Recommendation and (ii) neither the Company or the Company Board of Directors may effect a Company Adverse Change Recommendation except in accordance with this Section 5.3. Notwithstanding anything to the contrary herein, if the provisions of Section 5.3(e) or Section 5.3(f) are triggered or continuing to be triggered five Business Days before the scheduled date of the Company’s Stockholders Meeting by repeated proposals by Parent to adjust the terms and conditions of this Agreement and repeated changes to the circumstances of the Intervening Event or repeated adjustments to the proposals of the third person(s) that triggered the provisions of Section 5.3(e) or Section 5.3(f), as the case may be, then the Company may make a factually accurate public statement by the Company that describes the status of the process taking place. Upon the reasonable request of Parent, from time to time, the Company Board of Directors will publicly reaffirm the Company Recommendation within a reasonable amount of time following such request in light of the circumstances (but in no event shall the Company be required to make such reaffirmation less than 3 Business Days after such request).

Section 5.4 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall jointly prepare and file with the SEC the Form S-4, which will include the Proxy Statement/Prospectus and will set forth the Company Recommendation. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. The Company will cause the Proxy Statement/Prospectus to be mailed to the Company stockholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act, but in no event earlier than the record date set by the Company. Parent shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance and reservation of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement/Prospectus, or response to SEC comments with respect thereto, will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Company stockholders.

(b) Subject to Section 5.3(f), the Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to set a record date for, duly give notice of, convene and, as soon as reasonably practicable after the S-4 is declared effective, hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”). Except as expressly permitted by Section 5.3, the Company Board of Directors shall not make any Company Adverse Recommendation Change and shall include its recommendation that the Company stockholders vote in favor of the Merger in the Proxy Statement/Prospectus and shall solicit, and use its reasonable best efforts to obtain, the Company Stockholder Approval at the Company Stockholders’ Meeting; provided, however, that the Company shall not have any liability to Parent based on a breach or violation of the Company’s obligations to use its reasonable best efforts described in the preceding sentence unless the Company failed to take any actions requested thereunder by Parent that are within the reasonable best efforts of the Company.

(c) The Company shall cooperate in good faith with and keep Parent informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement/Prospectus to its stockholders. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders’ Meeting (i) to the extent required by applicable Law, (ii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or (iii) with the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned). In addition, if at any time following the dissemination of the Proxy Statement/Prospectus, either the Company or Parent reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholders’ Meeting, then prior to the vote contemplated having been taken, each of the Company and Parent shall have the right to require one adjournment or postponement of the Company Stockholders’ Meeting; provided that no such adjournment or postponement shall delay the Company Stockholders’ Meeting by more than 30 days from the originally scheduled date and provided, further, that, in the event the Company has given Parent notice that it intends to make a Company Adverse Recommendation Change pursuant to Section 5.3(e) or 5.3(f) or terminate this Agreement and enter into a definitive agreement relating to a Company Superior Proposal pursuant to Section 5.3(f), Parent may require an adjournment or postponement of the Company Stockholders’ meeting without the Company’s consent only to the extent that (i) the applicable notice period(s) with respect to a notice from the Company pursuant to Section 5.3(e) or 5.3(f) have not expired or been waived, (ii) Parent has made (or intends to make) proposed revisions to this Agreement in response to such a notice within the time period required and (iii) and negotiations pursuant to Section 5.3(e) or 5.3(f) are continuing. During any such period of adjournment or postponement, the Company shall continue in all respects to comply with its obligations under Section 5.3 and this Section 5.4.

(d) The Company hereby acknowledges that pursuant to the Company Voting Agreements, each of the Company stockholders party thereto has irrevocably granted to and appointed (subject to Section 4.2 of the applicable Company Voting Agreement) Parent and up to two of Parent’s designated representatives as such stockholder’s proxy to vote the Company Common Stock (and other securities having voting rights) held by such stockholder at the Company Stockholders’ Meeting or in any action by written consent of the Company stockholders during the Voting Period (as defined in the applicable Company Voting Agreement), solely on the matters and in the manner specified in the Company Voting Agreements (the “Company Stockholder Proxies”). The Company further agrees that during the Voting Period (as defined in the applicable Company Voting Agreement), it shall recognize the grant of any such Company Stockholder Proxy and the exercise thereof by Parent or one of its designated representatives in accordance with its terms at any meeting of the Company stockholders (including the Company Stockholders’ Meeting and any adjournment or postponement thereof) or in any action by written consent of the Company stockholders, subject to applicable Law.

Section 5.5 Employee Matters.

(a) Effective as of the Effective Time and until the first anniversary of the Closing Date, Parent shall provide, or shall cause the Surviving Company to provide, to employees of the Company or its Subsidiaries who continue to be employed by Parent or the Surviving Company or any of their respective Subsidiaries following the Effective Time (the “Company Employees”), base salaries, non-equity incentive compensation opportunities and employee benefits that are the same or greater than the base salaries, non-equity incentive compensation opportunities and employee benefits paid or provided to such Company Employees by the Company and its Subsidiaries prior to the Effective Time (acknowledging that the fact that an employee has achieved or been awarded a certain percentage of his or her incentive compensation opportunity prior to the date hereof does not necessarily mean that such employee will achieve or be awarded the same percentage of his or her future incentive compensation opportunities after the Effective Time).

(b) Following the Closing Date, Parent shall, or shall cause the Surviving Company to, cause any employee benefit plans sponsored or maintained by Parent or the Surviving Company or their Subsidiaries in which the Company Employees are eligible to participate following the Closing Date (collectively, the “Post-Closing Plans”) to recognize the service of each Company Employee with the Company prior to the Closing Date for purposes of eligibility vesting and benefit accrual under such Post-Closing Plans; provided, that such recognition of service shall not (i) apply for purposes of any defined benefit retirement plan or plan that provides retiree welfare benefits, (ii) operate to duplicate any benefits of a Company Employee with respect to the same period of service or (iii) apply for purposes of any plan, program or arrangement that is frozen, either with respect to level of benefits or participation. With respect to any Post-Closing Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Company Employee is first eligible to participate, Parent shall (A) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time and (B) credit each Company Employee for an amount equal to any medical, dental or vision expenses incurred by such Company Employee in the Post-Closing Plan year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate in such Post-Closing Plan) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

(c) Except as otherwise specifically provided in any separate letter between Parent and the Company’s Chief Executive Officer, from and after the date of this Agreement, Parent shall, or shall cause the Surviving Company to, honor all accrued rights and vested benefits under the Company Benefit Plans in accordance with their terms as in effect immediately before the Effective Time and applicable Law as such agreements and arrangements may be modified or terminated in accordance with their terms from time to time.

(d) Parent and the Company agree to cooperate to establish a Parent equity participation program, to be maintained by Parent or the Surviving Company, by the 30th day following the public announcement of this Agreement, under which Company Employees may be eligible for Parent Common Stock-based awards on after the Closing Date; provided, however, that such equity participation program shall be subject to approval by Parent Stockholders to the extent required by applicable Law or the applicable rules of any stock exchange and appropriate registration of the Parent Common Stock issuable under such equity participation program.

(e) Prior to the Closing Date, the Company shall adopt resolutions to terminate, or cause to be terminated, as of a date prior to the Closing Date, the Conversant, Inc. 401(k) Plan (the “Company 401(k) Plan”) and shall make whatever amendments to the Company 401(k) Plan that are necessary to effectuate the termination, to provide for distributions, and to reflect any changes to applicable Laws. Prior to the Closing the Company shall make all matching and profit sharing contributions under the Company 401(k) Plan as may be required for the plan year, and shall allocate such contributions to all participant accounts without regard to any hours of service requirement under the Company 401(k) Plan or any requirement that participants be employed on the last day of the plan year.

(f) Parent agrees to take such actions as may be required to enable participants in the Company 401(k) Plan who continue employment with Parent or any of its Subsidiaries (including the Surviving Company) after the Effective Time to participate in and roll over their benefits under the Company 401(k) Plan (including any outstanding participant loans) to a 401(k) plan sponsored by Parent or its Subsidiaries, provided that the plan administrator of such plan determines to its satisfaction that such rollover is a valid rollover contribution in accordance with Revenue Ruling 2014-9. Nothing in this Agreement shall confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Company or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Company or any of their Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Surviving Company, the Company or any of their Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) or Affiliates; or (ii) alter or limit the ability of Parent, the Surviving Company or any of their Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) or

Affiliates to amend, modify or terminate any Company Benefit Plan or any other compensation or benefit or employment plan, program, agreement or arrangement after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.5 shall create any third party beneficiary rights in any Company Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 5.6 Regulatory Approvals; Efforts.

(a) Prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all reasonable things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger, (ii) the satisfaction of the conditions to consummating the Merger, (iii) taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information and documentary material required under the HSR Act or applicable international antitrust laws) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, (iv) defending and seeking to prevent the initiation of all actions, suits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated hereby, and causing to be lifted or rescinded any Order or other action by any Governmental Entity adversely affecting the ability of the parties to consummate the Merger and (v) the execution and delivery of any reasonable additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Additionally, each of Parent, Merger Sub and the Company shall use reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any such Governmental Entity necessary to be obtained prior to Closing. Notwithstanding any of the foregoing, nothing in this Agreement shall cause or require Parent, whether by consent decree, hold separate order or otherwise, to sell, divest or dispose of any businesses, assets, relationships or contractual rights of Parent or of the Company or any of its Subsidiaries, or to limit its freedom of action with respect to, or its ability to retain, any businesses, assets, relationships or contractual rights of Parent or of the Company or any of its Subsidiaries (or to agree to do the foregoing). Without the prior written consent of Parent, the Company shall not agree or commit to, or permit any of its Subsidiaries to agree or commit to, payment of any material fee, penalty or other consideration or make any other material concession, waiver or amendment under any Contract in connection with obtaining consent under any Contract in connection with obtaining any consent and, if such prior written consent of Parent is not provided, the failure by the Company to take any such action shall not otherwise constitute a breach of this Section 5.6(a).

(b) Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.6. In that regard, prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of) all notices, submissions, or filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Merger. Each party to this Agreement shall promptly inform the other parties to this Agreement, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties orally of) any communication from or to any Governmental Entity regarding the Merger, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication with any such Governmental Entity. If any party to this Agreement or any Representative of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Merger, then such party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other parties to this Agreement, an appropriate response in substantial compliance with such request. No party shall participate in any meeting or teleconference with any Governmental Entity where material issues or any matters relating to timing would likely be discussed in connection with this Agreement and the Merger unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. In addition, without the prior written consent of Parent, the Company shall not agree or commit to, or permit any of its Subsidiaries to agree or commit to, any commitment to sell, divest or dispose of any businesses, assets, relationships or contractual rights of the Company or any of its Subsidiaries or purporting to limit the Company’s, any of its Subsidiaries’ or Parent’s freedom to action with respect to, or ability to retain, any businesses, assets, relationships or contractual rights. Without limiting the foregoing, unless prohibited by Law or the applicable Governmental Entity, each party shall, on a current basis, furnish the other parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Merger, and furnish the other parties with such necessary information and reasonable assistance as the other parties may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity. Notwithstanding anything to the contrary contained in this Section 5.6, materials provided pursuant to this Section 5.6 may be redacted (i) to remove references concerning the valuation of the Company and the Merger or other similarly confidential information, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns.

(c) The Company and Parent shall use reasonable best efforts to file, as promptly as practicable, all notifications required under the HSR Act and any applicable international antitrust requirements; provided, that notifications required under the HSR Act shall be filed no later than ten (10) Business Days after the date of this Agreement.

Section 5.7 Takeover Statutes. The Company and its Subsidiaries shall not take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any takeover statute. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any other transactions contemplated hereby, each of the Company and Parent shall use reasonable best efforts to take all action necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8 Public Announcements. The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the parties and that the parties shall consult with each other before issuing any press release or making any public announcement with respect to this Agreement and the transactions contemplated hereby and, except as provided in Section 5.3(g), shall not issue any such press release or make any such public announcement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned); provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement to the extent required by applicable Law or the applicable rules of any stock exchange; provided, further, that in the event of a Company Adverse Recommendation Change made in compliance with Section 5.3, the Company may make a public statement containing (i) such Company Adverse Recommendation Change and (ii) a statement of the reasons of the Company Board of Directors for making such Company Adverse Recommendation Change and, in such event, the right of consent set forth in this Section 5.8 shall apply only with respect to such information relating to Parent or its business, financial condition or results of operations. Notwithstanding the foregoing, Parent or the Company may include disclosures relating to this Agreement, the Merger and the transactions contemplated herein in its respective periodic filings with the SEC without seeking consent from, or consulting with, the other party, so long as such disclosures are substantially similar to the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or made individually by the Company or Parent, if previously consented to by the other party); provided, further, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually by a party, if previously consented to by the other party).

Section 5.9 Indemnification and Insurance.

(a) From and after the Effective Time, Parent and the Surviving Company shall indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity) (collectively, together with their respective heirs, executors and administrators, the “Company Directors and Officers”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages, amounts paid in settlement or other Liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Indemnified Action”), arising out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries (or, at the request or for the benefit of the Company or any of its Subsidiaries, of any other person) at any time at or before the Effective

Time, whether pertaining to matters existing or occurring or actions or omissions taken (or alleged to have existed, occurred or been taken) at or after the Effective Time, including the transactions contemplated by this Agreement, in each case to the fullest extent permitted by applicable Law, and Parent and the Surviving Company shall also advance expenses to the Company Directors and Officers in connection with any and all such Indemnified Actions as incurred to the fullest extent permitted by applicable Law; provided, that each of the Company Directors and Officers to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such Company Directors and Officers are not entitled to indemnification under this Section 5.9(a) or otherwise.

(b) Parent agrees and shall cause the Surviving Company to agree, and the Company agrees, that all rights to indemnification, exculpation and advancement of expenses now existing in favor of any Company Directors and Officers or any current or former employee of the Company or any of its Subsidiaries (together with their heirs, executors and administrators, and the Company Directors and Officers, the “Company Indemnified Parties”) as provided in the Company Organizational Documents (or the Company Subsidiary Organizational Documents) or any indemnification agreements in existence as of the date hereof (i) with any Company Directors and Officers or (ii) set forth on Section 5.9(b) of the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six years after the Effective Time, Parent shall cause the Surviving Company to agree, and the Company agrees, to maintain in effect the indemnification, exculpation and advancement of expenses provisions of the Company Organizational Documents (and the Company Subsidiary Organizational Documents) now in effect and any such indemnification agreements of the Company or its Subsidiaries with the Company Indemnified Parties and not to amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of such Company Indemnified Parties, and all such rights in respect of any action, suit, proceeding or investigation pending or asserted or claim made or threatened within such period shall continue until the final disposition or resolution thereof.

(c) For a period of six years after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that the Surviving Company may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events, or actions or omissions, which occurred or are alleged to have occurred at or before the Effective Time; provided, however, that the Surviving Company shall not be obligated to make annual premium payments in respect of any one policy year for such insurance to the extent such premiums exceed 250% of the annual premiums paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Company shall, and Parent shall cause the Surviving Company to, cause to be maintained policies of insurance which, in the Surviving Company’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Parent, or the Company after prior consultation with Parent, may obtain at or prior to the Effective Time a six-year prepaid “tail” policy under the Company’s existing directors’ and officers’ insurance policy providing coverage no greater than the current policies of directors’ and officers’ liability insurance maintained by the Company; provided, that the Company shall not purchase such prepaid “tail” policy for a total cost in excess of 250% of the then current annual premium paid by the Company for such insurance (the “Tail Cap”) without the prior written consent of Parent; provided further that if the total cost for such prepaid “tail” policy exceeds the Tail Cap, then Parent or the Company, after prior consultation with Parent, may obtain a prepaid “tail” policy with the maximum coverage available for a total cost not to exceed the Tail Cap.

(d) The rights of each Company Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Company Indemnified Party may have under the Company Organizational Documents (or Company Subsidiary Organizational Documents), any other Contract, any Law or otherwise. The provisions of this Section 5.9 shall survive the Effective Time and, notwithstanding anything to the contrary in this Agreement, are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her representatives.

(e) In the event that Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Company, as the case may be, shall assume all of the obligations set forth in this Section 5.9. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, and this Section 5.9 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.10 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (including adopting a resolution consistent with the interpretive guidance of the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of shares of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12 Treatment of Certain Indebtedness. On or before the Closing Date, the Company shall repay all Obligations (as defined in the Company Credit Agreement) and cancel the Total Revolving Loan Commitment (as defined in the Company Credit Agreement) in its entirety in accordance with the terms of the Company Credit Agreement.

Section 5.13 Transaction Litigation. The Company shall, subject to the preservation of privilege and confidential information, advise Parent orally and in writing of, keep Parent reasonably informed of, and give Parent the opportunity to participate in (but not control) the Company’s defense or settlement of any stockholder litigation against the Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Merger. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or its directors, executive officers or similar persons by any Company stockholder relating to this Agreement, the Merger, or any other transaction contemplated hereby without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

Section 5.14 New York Stock Exchange Listing. Parent shall file a notification of listing of additional shares (or such other form as may be required) with the New York Stock Exchange with respect to the shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger, and shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

Section 5.15 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either of the parties to the Merger, the officers of the Surviving Company shall be authorized to, in the name and on behalf of the Company, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

Section 5.16 Advice of Changes.

(a) The Company and Parent shall each promptly advise the other party of any fact, change, event or circumstance that has had or is reasonably likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to give rise to a failure of a condition precedent set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(c) (in the case of Parent or Merger Sub) or Section 6.3(a), Section 6.3(b) or Section 6.3(c) (in the case of the Company); provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute the failure of any condition set forth in Section 6.2 or Section 6.3 to be satisfied, or otherwise constitute a breach or violation of this Agreement by the party failing to give such notice, in each case unless the underlying breach or violation would independently result in a failure of the conditions set forth in Section 6.2 or Section 6.3 to be satisfied.

(b) The Company and Parent shall each promptly advise the other party of (i) any written notice or other written communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement to the extent that the party receiving such notice or communication believes there is a reasonable likelihood that the failure to obtain such consent would have a material impact on the timing of the consummation of the Merger or on the Company, the Surviving Company or Parent or (ii) upon receiving any written communication from any Governmental Entity whose consent or approval is required for the satisfaction of one of the conditions to Closing set forth in Article VI that causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed. The Company shall promptly notify Parent of any written notice or other written communication received following the date hereof from any party to any Company Material Contract to the effect that such party has terminated or intends to terminate or otherwise materially adversely modify its relationship with any Company or Company Subsidiary as a result of the transactions contemplated by this Agreement.

Section 5.17 Obligations of Merger Sub. Parent shall cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

Section 5.18 Tax Free Reorganization. Provided that the Reverse Merger Condition is not satisfied, Parent shall not knowingly take or fail to take, and shall not knowingly permit any of its Affiliates to take or fail to take, any action that would prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by the Company and Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective, in each case that prohibits or makes illegal the consummation of the Merger.

(c) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued (and not withdrawn) by the SEC and no proceedings for that purpose shall have been initiated or threatened in writing (and not withdrawn) by the SEC.

(d) The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(e) All waiting periods applicable to the Merger under the HSR Act, or any applicable international antitrust filing requirements, shall have expired or been terminated.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent set forth in (i) Article IV (other than in Section 4.1(a) (first, second and third sentences only), Section 4.1(c), 4.2(a), 4.2(c)(ii), 4.6(b), Section 4.11 and Section 4.14) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, individually or in the aggregate, have a Material Adverse Effect on Parent, (ii) Sections 4.1(a) (first and second sentences only), 4.2(a), 4.2(c)(ii), Section 4.11 and Section 4.14 shall be true and correct (without regard to “materiality,” Material Adverse Effect and similar qualifiers contained in such representations and warranties) in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (iii) Section 4.1(c) shall be true and correct in all respects, other than de minimis inaccuracies, at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (iv) Section 4.6(b) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii), (iii) and (iv), as applicable) only as of such date or period.

(b) Parent and Merger Sub shall have performed and complied in all material respects with all covenants, obligations or other agreements required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c) Since the date of this Agreement, there shall not have been any fact, change, circumstance, event, occurrence, condition or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

(d) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by an executive officer, certifying to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or the waiver by Parent) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Company set forth in (i) Article III (other than in Section 3.1 (first and second sentences only), 3.2, 3.3(a), 3.3(c)(ii), 3.10(b), 3.24 and 3.25) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (ii) Sections 3.1 (first and second sentences only), Section 3.2(b) (last sentence only), 3.2(d), 3.3(a), 3.3(c)(ii), 3.24 and 3.25 shall be true and correct (without regard to “materiality,” Material Adverse Effect and similar qualifiers contained in such representations and warranties) in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (iii) Section 3.2(a), 3.2(b) (first sentence only) and 3.2(c) shall be true and correct in all respects, other than de minimis inaccuracies, at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (iv) Section 3.10(b) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii), (iii) and (iv), as applicable) only as of such date or period.

(b) The Company shall have performed and complied in all material respects with all covenants, obligations or other agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Since the date of this Agreement, there shall not have been any fact, change, circumstance, event, occurrence, condition or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(d) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

Section 6.4 Frustration of Closing Conditions. Neither the Company, on one hand, nor Parent or Merger Sub, on the other hand, may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused (to any substantial extent) by the Company’s failure or either Parents’ or Merger Sub’s failure, respectively, to act in good faith to comply with this Agreement and to consummate the transactions provided for herein.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement only may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the Merger by the Company stockholders:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if the Merger shall not have been consummated on or prior to March 31, 2015 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the material breach, violation or failure to perform by such party of any representation, warranty, covenant, obligation or other agreement of such party set forth in this Agreement;

(c) by either the Company or Parent, if an order by a Governmental Entity of competent jurisdiction shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order shall have become final and nonappealable;

(d) by either the Company or Parent, if the Company Stockholders’ Meeting (as it may be adjourned or postponed) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(e) by the Company, if Parent or Merger Sub shall have breached, violated or failed to perform any of their respective representations, warranties, covenants, obligations or other agreements contained in this Agreement, which breach, violation or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(c) and (ii) which is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is thirty days following written notice from the Company to Parent describing such breach, violation or failure in reasonable detail (provided that the Company is not then in material breach or violation of, and has not materially failed to perform, any representation, warranty, covenant, obligation or other agreement contained herein);

(f) by Parent, if the Company shall have breached, violated or failed to perform any of its representations, warranties, covenants, obligations or other agreements contained in this Agreement, which breach, violation or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a), Section 6.3(b) or Section 6.3(c) and (ii) which is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is thirty days following written notice from Parent to the Company describing such breach, violation or failure in reasonable detail (provided that Parent is not then in material breach or violation of, and has not materially failed to perform, any representation, warranty, covenant, obligation or other agreement contained herein);

(g) by Parent (i) in the event the Company shall have failed to include the Company Recommendation in the Proxy Statement/Prospectus distributed to its stockholders, (ii) in the event that the Company shall have effected a Company Adverse Recommendation Change, (iii) in the event that a tender offer or exchange offer that constitutes a Company Takeover Proposal shall have been commenced by a person unaffiliated with Parent or Merger Sub and the Company shall not have published, sent or given to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, within the ten Business Day period (as specified in Rule 14e-2 under the Exchange Act) after such tender offer or exchange offer is first published, sent or given, or subsequently amended in any material respect (upon each such amendment), a statement recommending that stockholders reject such tender offer or exchange offer and affirming the Company Recommendation, (iv) if the Company or its Representatives shall have otherwise materially breached, violated or failed to perform its covenants, obligations or other agreements under Section 5.3, (and, for the avoidance of doubt, a material breach, violation or failure to perform by a Representative of the Company of Section 5.3(a) shall be considered a material breach, violation or failure to perform for purposes of this clause (iv) regardless of whether the Company used its reasonable best efforts in accordance therewith), Section 5.4(a) and Section 5.4(b); and

(h) by the Company, in accordance with Section 5.3(f).

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except that the Confidentiality Agreement, this Section 7.2, Section 7.3 and Article VIII shall survive any termination), and there shall be no other Liability on the part of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to the other except (i) as provided in Section 7.3 or (ii) Liability arising out of or resulting from fraud or any Knowing and Material Breach of any provision of this Agreement occurring prior to termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Termination Fee.

(a) (i) Prior to any termination of this Agreement by the Company pursuant to Section 7.1(h), the Company shall pay Parent the Termination Fee by wire transfer (to an account designated by Parent) in immediately available funds.

(ii) If this Agreement is terminated by Parent pursuant to Section 7.1(g), the Company shall pay Parent the Termination Fee by wire transfer (to an account designated by Parent) in immediately available funds not later than the second Business Day following such termination.

(iii) If (A) a Pre-Termination Takeover Proposal Event shall have occurred at any time following the date of this Agreement; (B) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b), Section 7.1(d) or Section 7.1(f) and (C) either (1) at any time on or prior to the twelve month anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to any transaction that constitutes a Company Takeover Proposal (a “Company Takeover Transaction”) or (2) at any time on or prior to the twelve month anniversary of such termination, the Company or any of its Subsidiaries consummates a Company Takeover Transaction (in the case of both clauses (1) and (2), whether or not involving the same Company Takeover Proposal as that which was the subject of the Pre-Termination Takeover Proposal Event), the Company shall pay Parent the Termination Fee by wire transfer (to an account designated by Parent) in immediately available funds immediately upon (and not later than the same day as) the earlier of entry into a definitive agreement or consummation of such Company Takeover Transaction; provided, that for the purposes of clause (C) only, all references in the definition of Company Takeover Proposal to “15%” shall instead be references to “50%.”

(b) For purposes of this Section 7.3, a “Pre-Termination Takeover Proposal Event” shall be deemed to occur if a Company Takeover Proposal (i) shall have been made known to the Company Board of Directors or senior management (and if in the case of a termination pursuant to Section 7.1(d), if such Company Takeover Proposal shall have become public), (ii) shall have been made directly to the Company stockholders generally or (iii) any bona fide acquiror (or Representative thereof acting on behalf of a bona fide acquiror) shall have publicly announced a Company Takeover Proposal (including an intent to make a Company Takeover Proposal), and in any such case such Company Takeover Proposal shall not have been withdrawn prior to the event giving rise to such termination (or in the case of a termination pursuant to Section 7.1(d), at least five Business Days prior to the Company Stockholders’ Meeting) (it being understood, for the avoidance of doubt, that a person shall be a bona fide acquiror if it possesses or could reasonably be believed to have access to the resources necessary to consummate such Company Takeover Proposal).

(c) “Termination Fee” shall mean a cash amount equal to $65,000,000. Notwithstanding anything to the contrary in this Agreement, if the Termination Fee shall become due and payable in accordance with this Section 7.3, from and after such termination and payment of the Termination Fee in full pursuant to and in accordance with this Section 7.3, the Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub and the Company shall have no further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 7.3. Each of the parties hereto acknowledges that the Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Termination Fee is due and payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall Parent be entitled to payment of the Termination Fee on more than one occasion. In the event that the Company shall previously have been found to have Liability under this Agreement for fraud or a Knowing and Material Breach, in the event that the Termination Fee subsequently becomes due pursuant to this Section 7.3, any prior payment made by the Company to Parent pursuant to any such Liability shall be deducted from the Termination Fee.

(d) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to this Section 7.3, then (i) the Company shall reimburse Parent for reasonable costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related claims, actions or proceedings commenced and (ii) the Company shall pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%.

ARTICLE VII

IMISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants, obligations and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants, obligations and other agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2 Expenses. Except as otherwise provided in this Agreement (including in Section 7.3), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses; provided, however, that Parent shall pay all filing fees required under the HSR Act.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5 Jurisdiction; Specific Enforcement.

The rights set forth in this Section 8.5 are an integral part of the transactions contemplated by this Agreement and each party to this Agreement hereby waives any objections to any remedy referred to in this Section 8.5. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached or violated, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or violations or threatened breaches or violations of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, except, in each case, as may be limited by Section 7.3). In the event any party to this Agreement seeks any remedy referred to in this Section 8.5, such party shall not be required to prove damages or obtain, furnish, provide or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, providing or posting of any such bond or similar instrument. In addition, each of the parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties to this Agreement hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties to this Agreement hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 8.6 WAIVER OF JURY TRIAL . EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.7; or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

To Parent or Merger Sub:

Alliance Data Systems Corporation
7500 Dallas Parkway
Suite 700
Plano, Texas 75024
Facsimile:	(214) 494-3900
Attention:	Leigh Ann Epperson, Senior Vice President and General Counsel
Email:	LeighAnn.Epperson@alliancedata.com

with copies to:

Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue
Suite 4100
Dallas, TX 75201
Facsimile:	(214) 969-4343
Attention:	Joseph L. Motes III, Esq.
Email:	jmotes@akingump.com

To the Company:

Conversant, Inc.
30699 Russell Ranch Road
Suite 250
Westlake Village, CA 91362
Facsimile:	(818) 575-4508
Attention:	Chief Financial Officer
Email:	jpitstick@conversantmedia.com

with copies to:

Gibson, Dunn & Crutcher LLP
555 Mission Street
Suite 300
San Francisco, CA 94105
Facsimile:	(415) 374-8461
Attention:	Stewart L. McDowell, Esq.
Email:	SMcDowell@gibsondunn.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so personally delivered, on the date of confirmation if electronically delivered, or on that of receipt if delivered by courier. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided, however, that Merger Sub may assign any of their rights hereunder to a wholly owned direct or indirect Subsidiary of Parent without the prior written consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties hereto.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of Nasdaq Global Select Market require further approval of the Company stockholders, the effectiveness of such amendment or waiver shall be subject to the approval of the Company stockholders. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 No Third-Party Beneficiaries. Each of Parent, Merger Sub and the Company agrees that this Agreement is not intended to, and does not, confer upon any person, other than the parties to this Agreement, any rights or remedies, and the Company only shall be entitled to enforce any remedies against Parent and Merger Sub (including pursuant to Section 8.5 (related to specific performance)) for any breach or violation of this Agreement. Notwithstanding the foregoing, each Company Indemnified Party shall be an express third party beneficiary of and shall be entitled to rely upon Section 5.9 (notwithstanding this Section 8.13). Each of Parent, Merger Sub and the Company also agrees that their respective representations, warranties, covenants, obligations and other agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if”. The word “unsolicited” when used with respect to a Company Takeover Proposal or a Superior Proposal means any Company Takeover Proposal or Superior Proposal for which the original Company Takeover Proposal, or inquiry, proposal, or offer could reasonably be expected to lead to any Company Takeover Proposal, was unsolicited, even if negotiations or discussions conducted in accordance with Section 5.3 later ensue with respect to such Company Takeover Proposal. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties to this Agreement has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15 Definitions.

(a) General Definitions. References in this Agreement to “Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) 50% or more of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, (ii) such party or any Subsidiary of such party is a general partner on the date hereof or otherwise controls such entity or (iii) such party otherwise consolidates such entity in its financial statements. References in this Agreement (except as specifically otherwise defined) to “Affiliates”

means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.15(a) of the Parent Disclosure Schedule and (ii) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 8.15(a) of the Company Disclosure Schedule.

(b) Certain Specified Definitions. As used in this Agreement:

(1) “Acceptable Confidentiality Agreement” means a confidentiality agreement in substantially the same form as the Confidentiality Agreement but with the changes noted on Section 8.15(b)(1) of the Company Disclosure Schedule. For the avoidance of doubt, the standstill provisions of an Acceptable Confidentiality Agreement shall not prohibit the other party to such agreement from making one or more Company Takeover Proposals directly to the Company Board of Directors without having to obtain the consent of the Company Board of Directors.

(2) “Aggregate Cash Consideration” means an amount of cash equal to the Per Share Cash Consideration multiplied by the number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (other than with respect to Cancelled Shares, any unvested shares issued any under a Company Restricted Stock Award and any Dissenting Shares).

(3) “Aggregate Stock Consideration” means a number of shares of Parent Common Stock equal to the Fixed Exchange Ratio multiplied by the number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (other than with respect to Cancelled Shares, any unvested shares issued any under a Company Restricted Stock Award and any Dissenting Shares).

(4) “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to close.

(5) “Company Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of August 19, 2013 among ValueClick, Inc.; Wells Fargo Bank, National Association, as

Administrative Agent, L/C Issuer and Swing Line Lender; Wells Fargo Securities, LLC, as Sole Lead Arranger and Sole Bookrunner; JPMorgan Chase Bank, N.A., Union Bank, N.A., and U.S. Bank National Association, as Co-Documentation Agents; and certain other financial institutions from time to time party thereto.

(6) “Company Material Intellectual Property” means (a) Intellectual Property owned by the Company or any of its Subsidiaries that is material to the conduct of the business of the Company and/or its Subsidiaries as currently conducted and (b) Company Registered Intellectual Property that is material to the conduct of the business of the Company and/or its Subsidiaries as currently conducted.

(7) “Company Privacy Policy” means each external or internal, past or present privacy policy of the Company or any Subsidiary, including any policy relating to the privacy of users of any website or service operated by or on behalf of the Company or any Subsidiary.

(8) “Company Products” means all products or service offerings of the Company and its Subsidiaries that have been marketed, sold, offered for sale, or distributed by the Company or its Subsidiaries.

(9) “Company Stock Plans” means each of the following plans: (i) Be Free, Inc. Amended and Restated 1998 Stock Incentive Plan; (ii) Conversant, Inc. 2002 Stock Incentive Plan; (iii) Dotomi, Inc. 2003 Stock Option and Incentive Plan; (iv) Fastclick, Inc. 2005 Equity Incentive Plan; (v) Greystripe, Inc. 2005 Stock Plan; and (vi) SET Media, Inc. 2007 Stock Incentive Plan.

(10) “Company Superior Proposal” means a bona fide, unsolicited written Company Takeover Proposal (for at least 50% of the equity or assets of the Company) made by a third party, that is fully financed or has committed financing, on terms that the Company Board of Directors determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Company Board of Directors considers to be appropriate (including any conditionality and the timing and likelihood of consummation of such proposal, as well as any legal, financial, regulatory or other aspects of such proposal, including the person or group making the proposal and any break-up fee, conditions to consummation and financing terms and also the long-term strategic prospects and other benefits of the transaction contemplated by this Agreement), are more favorable to the Company stockholders from a financial point of view than the transaction contemplated by this Agreement (after giving effect to all adjustments to the terms thereof which may be offered by Parent in accordance with this Agreement).

(11) “Company Takeover Proposal” means any inquiry, proposal or offer from any person (other than Parent and its Subsidiaries) relating to, or that may lead to, in a single transaction or a series of related transactions, (A) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries, (B) any acquisition of 15% or more of the outstanding Company Common Stock or securities of the Company representing more than 15% of the voting power of the Company, (C) any acquisition (including the acquisition of stock in any Subsidiary of the Company) of assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing 15% or more of the consolidated assets, revenues or net income of the Company, (D) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more to the outstanding Company Common Stock or securities of the Company representing more than 15% of the voting power of the Company or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock (or voting power of securities of the Company other than the Company Common Stock) involved is 15% or more.

(12) “Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding.

(13) “Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any Hazardous Materials), in each case as in effect as of the date of this Agreement.

(14) “Governmental Entity” means any federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or national quotation system or any SRO.

(15) “Hazardous Materials” means all substances defined or regulated as hazardous, a pollutant or a contaminant under any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, any hazardous or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

(16) “Indebtedness” means, with respect to any person, without duplication, as of the date of determination (A) all obligations of such person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such person incurred in the ordinary course of business consistent with past practice), (D) all lease obligations of such person capitalized on the books and records of such person, (E) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such person, whether or not the Indebtedness secured thereby have been assumed, (F) all obligations of such person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (G) all letters of credit or performance bonds issued for the account of such person, to the extent drawn upon, and (H) all guarantees and keepwell arrangements of such person of any Indebtedness of any other person other than a wholly owned subsidiary of such person.

(17) “Intellectual Property” means all intellectual property rights existing anywhere in the world in all: (A) patents, patent applications, utility models, statutory invention registrations, mask works, invention disclosures, and industrial/product designs, whether or not patentable, and all reissues, divisional, renewal, extensions, provisionals, continuations and continuations-in-part thereof, (B) trademarks, trade names, service marks, trade dress, and logos, brand names, trade names, corporate names, domain names, and the goodwill symbolized thereby or associated therewith, (C) copyrights and original works of authorship, including rights in proprietary computer software, source code, object code, other original works of authorship and moral rights, and (D) trade secrets and other proprietary and/or confidential information, including know-how, inventions (whether or not patentable), processes, technical data and designs, specifications, vendor/customer lists, price/fee lists, and business (collectively, “Trade Secrets”); and (E) all registrations, applications, recordings and common-law rights relating to any of the foregoing.

(18) “Intervening Event” means a material event or circumstance related to the Company that was not known or reasonably foreseeable to the Company Board of Directors prior to the date of this Agreement, which event or circumstance, or any material consequence thereof, becomes known to the Company Board of Directors prior to the receipt of the Company Stockholder Approval, and does not relate to (A) a Company Takeover Proposal or (B) Parent or its Subsidiaries (including any Material Adverse Effect as it relates to Parent or its Subsidiaries), (C) any actions taken pursuant to this Agreement or (D) any changes in the price of Parent Common Stock or Company Common Stock.

(19) “IT Assets” means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure, systems and equipment of the Company and its Subsidiaries that are used or held for use in connection with the operation of the business of the Company and its Subsidiaries.

(20) “Knowing and Material Breach” means, with respect to any representation, warranty, agreement, obligation or covenant of a party, a knowing or intentional action or omission where such party knows and should have known such action or omission is, or could reasonably be expected to result in, a breach or violation of such representation, warranty, agreement, obligation or covenant.

(21) “Liability” means any and all Indebtedness, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

(22) “Managers” means the managers of Merger Sub.

(23) “Material Adverse Effect” means, with respect to the Company or Parent, as the case may be, any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing which (i) has, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated hereby; provided, however, that, with respect to each of clause (i) and (ii), Material Adverse Effect shall not be deemed to include the impact of (A) changes in GAAP or any official interpretation or enforcement thereof, (B) changes in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate or any official interpretation or enforcement thereof by Governmental Entities, (C) changes in global, national or regional political conditions (including the outbreak or escalation of war, military actions, or acts of terrorism) or in economic or market conditions affecting other companies in the industries in which such party and its Subsidiaries operate, (D) the announcement or pendency of this Agreement (including, for the avoidance of doubt, any reaction to such announcement or pendency from employees, suppliers, customers, distributors or other persons with business relationships with such party or any of its Subsidiaries), (E) a decline in the trading price or trading volume of a party’s common stock, or the failure, in and of itself, to meet any projections, guidance, budgets, forecasts or estimates, but not, in any case, including the underlying causes thereof, (F) any stockholder or derivative litigation arising from allegations of a breach or violation of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby, or (G) any action taken or omitted to be taken by such party or any of its Subsidiaries at the written request of the other party or; except, with respect to clauses (A), (B), or (C), to the extent that such impact is disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

(24) “Non-Stock Consideration” shall mean the sum of (1) the Aggregate Cash Consideration, (2) any cash to be paid in lieu of fractional shares pursuant to Section 2.1(d), (3) the maximum amount of cash paid and expected to be paid by Parent and the Company on account of Dissenting Shares, (4) any cash or the fair market value of any property that is distributed, transferred, or paid (or deemed for federal income tax purposes to have been distributed, transferred or paid)

by the Company to its stockholders and that satisfies the requirements set forth in Treasury Regulation Section 1.368-1(e)(1)(ii), and (5) any other cash or property (other than shares of Parent Common Stock) that is transferred, paid or distributed by Parent (or any person related to Parent within the meaning of Treasury Regulation Section 1.368 1(e)(3)) to Company stockholders in exchange for shares of Company Common Stock in connection with the Merger.

(25) “Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

(26) “Parent Closing Trading Price” means the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of Parent Common Stock on the New York Stock Exchange, for the consecutive period of fifteen trading days ending on the close of trading on the second trading day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP.”

(27) “Parent Signing Trading Price” means the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of Parent Common Stock on the New York Stock Exchange, for the consecutive period of seven trading days ending on the close of trading on the date immediately preceding the date of this Agreement, as calculated by Bloomberg Financial LP under the function “VWAP.”

(28) “Parent Stock Plans” means the Alliance Data Systems Corporation and its Subsidiaries Stock Option and Restricted Stock Plan, Alliance Data Systems Corporation 2003 Long-Term Incentive Plan, Alliance Data Systems Corporation 2005 Long-Term Incentive Plan and Alliance Data Systems Corporation 2010 Omnibus Incentive Plan.

(29) “Permitted Lien” means (A) any Lien for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to Liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (D) utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality as do not individually or in the aggregate materially interfere with the present occupancy or use of the Company Leased Real Property (in the case of the Company) or owned real property or leased real property of Parent and its Subsidiaries (in the case of Parent) or otherwise materially impair the business operations of the Company and its Subsidiaries (in the case of the Company) or Parent and its Subsidiaries (in the case of Parent), (E) other Liens being contested in good faith in the ordinary course of business or which do not materially interfere with the present occupancy or use of the affected Company Leased Real Property (in the case of the Company) or the owned real property or leased real property of Parent and its Subsidiaries (in the case of Parent) or otherwise materially interfere with the conduct of or impair the business operations of the Company and its Subsidiaries (in the case of the Company) or Parent and its Subsidiaries (in the case of Parent) and for which adequate reserves (based on good faith estimates of management) have been set aside for payment therefor, (F) Liens securing Indebtedness or liabilities that are reflected in the Company Financial Statements or the Parent Financial Statements, as applicable or that Parent or its Subsidiaries incurs in the ordinary course of business following the date hereof, (G) non-exclusive outbound licenses of Intellectual Property, and (H) Liens set forth in Section 8.15(b)(29) of the Company Disclosure Schedule or Section 8.15(b)(29) of the Parent Disclosure Schedule.

(30) “Personal Data” means (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that allows the identification of or contact with a natural person and for greater certainty includes all such information with respect to employees of Company or any Subsidiary and (ii) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing.

(31) “Personal Information” means any information about any users or customers of the internet websites owned, maintained or operated by such entity that is protected by applicable Privacy Laws, including, without limitation, all: (i) “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act (15 U.S.C. §6801 et seq.); (ii) “protected health information” as defined under the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d); (iii) “cardholder information,” as defined under the Payment Card Industry Data Security Standard; and (iv) “personally identifiable information,” “personal information” and other similar terms as defined under relevant state security breach notification laws.

(32) “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

(33) “SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

(34) “Tax” or “Taxes” means any and all federal, state, local or foreign governmental taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, and other taxes of any kind whatsoever imposed by a Governmental Entity, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto.

(35) “Tax Return” means any return, report or similar filing (including any attached schedules and supplements) filed or required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes (and including any amendments with respect thereto).

(36) “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

(37) “Testing Price” shall be the lowest of the following amounts, as reported on the New York Stock Exchange: (1) the closing Parent Common Stock trading price on the Valuation Date, (2) the average between the high and low Parent Common Stock trading prices on the Valuation Date, and (3) the volume weighted average of the trading prices of all shares of Parent Common Stock traded on the Valuation Date.

(38) “Valuation Date” shall mean the trading day immediately before the Closing Date.

INDEX OF DEFINED TERMS

Terms	Page
Acceptable Confidentiality Agreement	75
Adjusted Option	10
Adjusted Restricted Stock Award	11
Affiliates	75
Aggregate Cash Consideration	75
Aggregate Stock Consideration	75
Aggregate Stock Consideration Value	6
Agreement	1
Appraisal Provisions	5
Base Consideration	4
Book-Entry Shares	5

Business Day	76
Cancelled Shares	3
Cash Election	4
Certificate	5
Certificate of Merger	2
Closing	2
Closing Date	2
Code	1
Collective Bargaining Agreement	26
Company	1
Company 401(k) Plan	57
Company Acquisition Agreement	52
Company Adverse Recommendation Change	52
Company Approvals	17
Company Benefit Plan	22
Company Board of Directors	1
Company Common Stock	14
Company Credit Agreement	76
Company Directors and Officers	61
Company Disclosure Schedule	13
Company Employees	56
Company ESPP	11
Company Financial Statements	18
Company Indemnified Parties	61
Company Leased Real Property	28
Company Material Contracts	31
Company Material Intellectual Property	76
Company Options	10
Company Organizational Documents	14
Company Permits	20
Company Preferred Stock	14
Company Privacy Policy	76
Company Products	76
Company Real Property Leases	28
Company Recommendation	16
Company Registered Intellectual Property	26
Company Restricted Stock Awards	10
Company SEC Documents	18
Company Stock Awards	11
Company Stock Plans	76
Company Stockholder Approval	16
Company Stockholder Proxies	56
Company Stockholders’ Meeting	55
Company Subsidiary Organizational Documents	14
Company Superior Proposal	76
Company Takeover Proposal	77

Company Takeover Transaction	69
Confidentiality Agreement	49
Contract	77
DGCL	2
Dissenting Shares	5
Dissenting Stockholder	5
DLLCA	2
EAR	34
Effective Time	2
Election Deadline	12
End Date	67
Enforceability Exceptions	17
Environmental Law	77
ERISA	22
ERISA Affiliate	22
Exchange Act	17
Exchange Agent	7
Exchange Agent Agreement	7
Exchange Fund	7
Excluded Tax Sharing Agreement	25
Export Controls	34
Fixed Exchange Ratio	4
Form of Election	12
Form S-4	24
Fractional Share Cash Amount	6
GAAP	18
Governmental Entity	77
Hazardous Materials	77
HSR Act	17
Import Restrictions	34
Indebtedness	77
Indemnified Action	61
Intellectual Property	78
Intervening Event	78
IT Assets	78
ITAR	34
Knowing and Material Breach	79
Law	19
Laws	19
Letter of Transmittal	7
Liability	79
Lien	17
Managers	79
Material Adverse Effect	79
Material Security Breach	33
Merger	1

Merger Consideration	4
Merger Sub	1
Merger Sub Organizational Documents	36
Non-Stock Consideration	79
Non-US Benefit Plan	22
OFAC	34
Order	80
Parent	1
Parent Approvals	38
Parent Closing Trading Price	80
Parent Common Stock	36
Parent Disclosure Schedule	35
Parent Financial Statements	39
Parent Material Contract	42
Parent Organizational Documents	36
Parent Permits	40
Parent Preferred Stock	36
Parent SEC Documents	38
Parent Signing Trading Price	80
Parent Stock Plans	80
Per Share Cash Cap	4
Per Share Cash Consideration	4
Per Share Cash Election Consideration	4
Per Share Cash Minimum	4
Per Share Stock Election Consideration	4
Permitted Lien	80
Personal Data	81
Personal Information	81
Post-Closing Plans	56
Premium Cap	62
Pre-Termination Takeover Proposal Event	69
Privacy Laws	33
Proxy Statement/Prospectus	24
Qualified Plan	22
Release	81
Representatives	50
Reverse Merger Condition	6
Sarbanes-Oxley Act	18
SEC	18
Securities Act	17
SRO	81
Stock Election	4
Subsidiaries	75
Surviving Company	2
Tail Cap	62
Tax	82

Tax Return	82
Taxing Authority	82
Termination Fee	69
Testing Price	82
Top Customers	32
Top Suppliers	32
Trade Secrets	78
Valuation Date	82
Voting Agreement	1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CONVERSANT, INC.

By:	/S/ JOHN GIULIANI
Name: John Giuliani
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ALLIANCE DATA SYSTEMS CORPORATION

By:	/S/ EDWARD J. HEFFERNAN
Name: Edward J. Heffernan
Title: President and Chief Executive Officer

AMBER SUB LLC

By:	/S/ JEANETTE FITZGERALD
Name: Jeanette Fitzgerald
Title: Vice President and Secretary

[Signature Page to Agreement and Plan of Merger]